Exhibit 99.2

Public Accounts 2024-25 Volume 1 Summary Financial Statements

2024-25 Public Accounts of Saskatchewan Volume 1

Contents

3	Letters of Transmittal
4	Introduction to the Public Accounts

Financial Statement Discussion and Analysis
7	Highlights
12	Assessment of Fiscal Health
17	Details
37	Risks and Uncertainties

Summary Financial Statements
41	Responsibility for the Summary Financial Statements
43	Independent Auditor’s Report
47	Statement of Financial Position
48	Statement of Operations
49	Statement of Accumulated Operating Deficit
49	Statement of Accumulated Remeasurement Gains and Losses
50	Statement of Change in Net Debt
51	Statement of Cash Flow
52	Notes to the Financial Statements

Schedules to the Financial Statements
67	Accounts Receivable
67	Loans Receivable
68	Investment in Government Business Enterprises
70	Sinking Fund Investments
72	Portfolio Investments
73	Accounts Payable and Accrued Liabilities
74	Unearned Revenue
75	Pension Liabilities
76	Public Debt
78	Obligations Under Long-Term Financing Arrangements
79	Other Liabilities
80	Tangible Capital Assets
81	Inventories Held for Consumption
82	Revenue
83	Expense by Object
83	Financing Charges
84	Segmented Reporting
86	Supplemental Cash Flow Information
87	Government Reporting Entity

90	Glossary of Terms

Letters of Transmittal

Regina, Saskatchewan

June 2025

To Her Honour

The Honourable Bernadette McIntyre

Lieutenant Governor of Saskatchewan

Your Honour:

I have the honour to submit Volume 1 of the Public Accounts of the Government of Saskatchewan for the fiscal year ended March 31, 2025.

Respectfully submitted,

JIM REITER

Deputy Premier and

Minister of Finance

Regina, Saskatchewan

June 2025

The Honourable Jim Reiter

Deputy Premier and

Minister of Finance

We have the honour to present Volume 1 of the Public Accounts of the Government of Saskatchewan for the fiscal year ended March 31, 2025.

Respectfully submitted,

MAX HENDRICKS	CHRIS BAYDA
Deputy Minister of Finance	Provincial Comptroller

Government of Saskatchewan Public Accounts 2024-25	3

Introduction to the Public Accounts

Introduction to the Public Accounts

The 2024-25 Public Accounts of the Government of Saskatchewan (the government) are prepared in accordance with The Financial Administration Act, 1993 and consist of two volumes. The government is responsible for the integrity and objectivity of the information presented in these two volumes.

Volume 1

Financial Statement Discussion and Analysis provides users of the government’s Summary Financial Statements with an overview of the government’s performance by presenting comparative financial highlights and variance analysis. The information in the financial statement discussion and analysis should be read in conjunction with the Summary Financial Statements.

Summary Financial Statements provide an accounting of the full nature and extent of the financial affairs and resources of the government. This includes the financial results of the General Revenue Fund, Crown corporations, boards and other entities controlled by the government. A listing of all entities controlled by the government, collectively referred to as the government reporting entity, is provided in schedule 19 of the Summary Financial Statements.

Volume 2

Volume 2 contains the following unaudited financial information:

•	General Revenue Fund schedules and details;

•	General Revenue Fund capital asset acquisitions schedule and details;

•	revolving fund expenditure details;

•	summary listing of payees who provided goods and services and capital assets of $50,000 or more to the General Revenue Fund and revolving funds during the fiscal year;

•	assets, liabilities and residual balances of pension plans and trust funds administered by the government;

•	remissions of taxes and fees; and

•	road-use fuel tax accountability revenues and expenditures.

The Public Accounts, including the Compendiums, are available on the Government of Saskatchewan’s website.

The Compendium of Financial Statements contains the financial statements of various government agencies, boards, commissions, pension plans, special purpose funds and institutions, as well as Crown corporations which are accountable to Treasury Board.

The Compendium of Payee Details contains the payee details of all Summary Financial Statement entities, except Crown Investments Corporation of Saskatchewan and its subsidiaries.

In addition, the financial statements and payee details of Crown corporations and wholly-owned subsidiaries that are accountable to the Crown Investments Corporation of Saskatchewan (CIC) Board can be found on CIC’s website.

4	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

Highlights

Introduction

The Financial Statement Discussion and Analysis (FSD&A) provides an overview of the government’s financial performance and information to report on the government’s accountability for the resources entrusted to it. The FSD&A is intended to assist users of the Summary Financial Statements (SFS) in their assessment of the government’s fiscal health. The government is responsible for the integrity and objectivity of this discussion and analysis.

This information should be read in conjunction with the SFS which include the financial activities of all government-controlled entities, collectively referred to as the government reporting entity. A complete listing of the public sector entities included in the government reporting entity is provided in schedule 19 of the SFS.

Financial Results

In 2024-25, the government reports an operating deficit of $249 million, a $431 million decline from the prior year operating surplus and a $24 million improvement from the budgeted deficit. Contributing to the reduced results from the prior year is a significant decrease in taxation revenue and higher health expenses, partially offset by decreased agriculture expenses. The slight improvement from budget is explained by higher revenue in all categories other than non-renewable resources, mostly offset by higher expenses, particularly in the health and agriculture themes.

Revenue is $137 million lower than the prior year but greater than budget by $994 million. Most revenue categories increased from both prior year and budget with the most notable increase in other own-source revenue primarily due to the resolution of tobacco litigation. However, taxation revenue and net income from government business enterprises declined compared to the prior year, primarily due to strong corporate income tax assessments in the prior year and lower current year results in the utility sector. Additionally, non-renewable resource revenue was lower-than-budgeted, primarily attributable to declining potash revenue.

Total expense is higher than both the prior year and budget with increases of $294 million and $970 million respectively. There are increases from the prior year in most themes, with the most notable increase in health as a result of increased demand for services. Partially offsetting these increases is a significant decrease in crop insurance indemnities due to the improvement in drought conditions. The increase from budget is due to increases in most themes, with notable increases in health, agriculture and environment and natural resources.

The government continues to invest in infrastructure with a record $4.32 billion capital investment in 2025. This includes significant investments in schools, hospitals and roads, and record investments in electricity generation, transmission and distribution assets and communication networks in the Crown sector.

The government’s overall financial position as at March 31, 2025 is an accumulated deficit of $1.54 billion.

Government of Saskatchewan Public Accounts 2024-25	7

Financial Statement Discussion and Analysis

Highlights

At a Glance

Financial Results

(millions of dollars)

				Increase (Decrease)
	2025		2024	from
	Budget	Actual	Actual	Budget	2024 Actual
Revenue	19,862	20,856	20,993	994	(137)
Expense	20,135	21,105	20,811	970	294

Operating (Deficit) Surplus	(273)	(249)	182	(24)	(431)

Net Debt	(15,525)	(15,627)	(14,347)	102	1,281

Accumulated Deficit[1]	(1,397)	(1,537)	(1,124)	140	413

[1] Comprised of:
Accumulated operating deficit	(1,689)	(1,664)	(1,416)	(24)	249
Accumulated remeasurement gains	292	127	292	(164)	(164)

Accumulated Deficit	(1,397)	(1,537)	(1,124)	140	413

Totals may not add due to rounding.

8	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Highlights

Operating (Deficit) Surplus

The operating (deficit) surplus represents the amount by which (expense exceeds revenue) revenue exceeds expense for the fiscal period.

Operating (Deficit) Surplus

The 2025 SFS report an operating deficit of $249 million, a $431 million decline from the $182 million surplus reported in the previous year. The year-over-year decline in operating results is mainly attributable to a slight increase in expenses and a slight decrease in overall revenue. Most expense themes and revenue categories saw increases, however there are notable declines in both taxation revenue and agriculture expense.

Compared to the budget, the operating deficit is $24 million lower than expected. The improvement from budget is mainly attributable to higher-than-budgeted revenue, mostly offset by higher-than-budgeted expenses. Most revenue categories other than non-renewable resources and expense themes are greater than budget.

(billions of dollars)

Accumulated (Deficit) Surplus

An accumulated (deficit) surplus represents a government’s reported net economic (shortfall) resources. An accumulated (deficit) surplus indicates that a government (requires) has additional resources to provide future services.

Accumulated (Deficit) Surplus	At March 31, 2025, the government reported an accumulated deficit of $1.54 billion, higher than the prior year and budget by $413 million and $140 million respectively. The increases are due to the current year operating deficit and remeasurement losses.
(billions of dollars)
* Beginning in 2023, accumulated (deficit) surplus includes accumulated remeasurement gains (losses).

Government of Saskatchewan Public Accounts 2024-25	9

Financial Statement Discussion and Analysis

Highlights

Net Debt

Net debt provides a measure of the future revenue that is required to pay for past transactions and events.

Net Debt

The net debt at March 31, 2025 is $15.63 billion, an increase of $1.28 billion over the prior year. This year-over-year increase is primarily due to the operating deficit and net acquisition of tangible capital assets reported in the current year.

Net debt is a $102 million increase over budget, primarily due to remeasurement losses reported in the current year.

(billions of dollars)

The net debt of the SFS is:

•	the accumulated (deficit) surplus, representing the sum of all current and prior years’ operating results and accumulated remeasurements; and

•	the investment in non-financial assets, primarily representing the government’s investment in highways and facilities to deliver health and educational services.

Net Debt Components

(millions of dollars)

	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Accumulated (deficit) surplus	1,495	372	176	155	(191)	(1,368)	(2,832)	(1,604)	(1,124)	(1,537)
Investment in non-financial assets	(9,394)	(10,564)	(11,464)	(11,984)	(12,098)	(12,315)	(12,656)	(12,994)	(13,223)	(14,090)

Net Debt	(7,899)	(10,192)	(11,288)	(11,829)	(12,289)	(13,683)	(15,488)	(14,598)	(14,347)	(15,627)

Totals may not add due to rounding

10	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Highlights

Investment in Infrastructure

The government invests in infrastructure by:

•	investing in government-owned capital; and

•	providing transfers to third parties, including municipalities and universities, for capital purposes.

Investment in Infrastructure

During 2024-25, the government invested a record $4.32 billion in government-owned infrastructure: $2.69 billion for government business enterprises (GBEs) to build new and maintain existing infrastructure and $1.63 billion for new schools, hospitals, roads and other important infrastructure of government service organizations (GSOs). In addition, $429 million was provided to third parties to fund their capital needs.

Investment in government-owned infrastructure is up from the average of the previous nine years of $2.71 billion and is $229 million more than budget.

(billions of dollars)

Credit Rating

Credit Ratings – March 2025	The government obtains a credit rating
from the three major credit rating
agencies: Moody’s Ratings; S&P Global
Ratings; and Morningstar DBRS.
Saskatchewan currently maintains the
second-highest credit rating among the
Canadian provinces when the ratings from
the three major agencies are considered.
Rating Agency[1]
Jurisdiction	Moody’s Ratings	S&P Global Ratings	Morningstar DBRS
British Columbia	Aaa (neg)	AA- (neg)	AA (high)
Alberta	Aa2 (pos)	AA-	AA
Saskatchewan	Aa1	AA	AA (low)
Manitoba	Aa2	A+	A (high)
Ontario	Aa3 (pos)	AA-	AA
Quebec	Aa2	AA-	AA (low)
New Brunswick	Aa1	A+ (pos)	A (high)
Nova Scotia	Aa2	AA- (neg)	A (high)
Prince Edward Island	Aa2	A (pos)	A
Newfoundland & Labrador	A1	A	A

Ratings reflect the latest credit ratings available at March 31, 2025.

[1]  The rating agencies assign letter ratings to borrowers. The major A bracket categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A. The ‘1’, ‘2’, ‘3’, ‘high’, ‘low’, ‘-’, and ‘+’ modifiers show relative standing within the major categories with (pos)/(neg) representing a positive/negative outlook or trend. For example, AAA exceeds AA, Aa1 exceeds Aa2 and AA exceeds AA-.

Government of Saskatchewan Public Accounts 2024-25	11

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

A government’s fiscal management can be gauged through an assessment of its fiscal health in the context of the overall economic and financial environment. Fiscal health describes a government’s ability to meet its existing financial obligations with respect to its service commitments to the public and its financial commitments to creditors, employees and others. The assessment of the government’s fiscal health considers sustainability, flexibility and vulnerability on the basis of the following indicators:

Sustainability

•	Accumulated (deficit) surplus to the province’s gross domestic product (GDP)

•	Net debt to the province’s GDP

•	Net debt to total revenue

•	Net debt per capita

Flexibility

•	Financing charges to total revenue

•	Own-source revenue to the province’s GDP

Vulnerability

•	Non-renewable resources revenue to total expense

•	Transfers from the federal government to total revenue

•	Foreign currency debt to net debt

Sustainability

Sustainability is the degree to which a government can maintain its existing level of spending and meet its existing debt obligations.

Accumulated (Deficit) Surplus to the Province’s GDP	The overall decrease in this ratio over the previous 10 years is the result of significant increases in the GDP and the return to an accumulated deficit position. The decline in 2021 and 2022 was primarily due to the adverse effects of the COVID-19 pandemic on government operations and the economy. In 2022, record drought-related crop insurance claim payouts further adversely impacted the accumulated deficit. The improvement in the ratio in 2023 was the combination of growth in the GDP due to a strengthening provincial economy and a significant decrease in the accumulated deficit, largely due to the operating surplus. The ratio has remained reasonably constant through 2024 and 2025, reflecting economic stability with a relatively constant GDP.

(per cent)

The accumulated (deficit) surplus measures the sum of all current and prior years’ operating results and accumulated remeasurements. GDP is a measure of the value of the goods and services produced during a year, indicating the size of the provincial economy. GDP reflects the latest figures available for the current and prior years based on data produced by Statistics Canada. The indicator takes a long-term view of government finances. The trend of accumulated (deficit) surplus as a percentage of GDP indicates whether the accumulated (deficit) surplus is changing faster or slower than the growth or decline in the economy and provides insight into the government’s fiscal strategy in the context of the economy.

12	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Sustainability (continued)

Net Debt to the Province’s GDP	The overall increase in this ratio over 10 years is the result of an increase in net debt during the period largely due to the significant infrastructure investment beginning in 2017. The rise in 2021 was primarily due to the adverse effects of the COVID-19 pandemic on government operations and the economy. The decline in 2023 was a result of a continued strengthening of the economy, corresponding GDP growth and a reduction in net debt primarily due to the operating surplus. 2024 and 2025 reflect economic stability with a relatively constant GDP.

(per cent)

Net debt is the difference between a government’s financial assets and liabilities and represents the future revenue that is required to pay for past transactions and events. Net debt as a percentage of the province’s GDP provides a measure of the level of financial demands placed on the economy by the government’s spending and taxation policies. A lower net debt-to-GDP ratio is desired and indicates higher sustainability.

Net Debt to Total Revenue	Over the last 10 years, the government’s net debt as a percentage of total revenue has increased. The 2021 rise in this ratio was primarily due to the adverse effects of the COVID-19 pandemic on government operations and the economy, negatively impacting both net debt and total revenue. Decreases in this ratio from 2022 to 2024 are primarily due to an overall improvement in the economy resulting in an increase in total revenue and decreases in net debt over the same period. 2025 shows an increase in the ratio reflecting significant investments in infrastructure.

(per cent)

Another measure of a government’s sustainability is net debt as a percentage of total revenue. Net debt provides a measure of the future revenue that is required to pay for past transactions and events. A lower net debt-to-revenue ratio indicates higher sustainability, as less time is required to eliminate net debt.

Government of Saskatchewan Public Accounts 2024-25	13

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Sustainability (continued)

Net Debt per Capita	The overall increase in this ratio over the last 10 years is the result of an increase in net debt that exceeds the growth in the province’s population over the same period. The rise in 2021and 2022 was primarily due to the adverse effects of the COVID-19 pandemic with a further increase in 2022 primarily reflecting record drought-related crop insurance claim payouts. The 2023 decrease was due to the significant operating surplus, mainly the result of continued strengthening of the economy. The ratio remained relatively constant in 2024 with an increase in 2025 primarily reflecting the province’s significant investments in infrastructure.

(thousands of dollars)

Figures are based on Statistics Canada first quarter estimates representing the population at January 1 of each year.

Net debt per capita represents the net debt attributable to each Saskatchewan resident. A rise in this ratio indicates the debt burden per resident has grown.

Flexibility

Flexibility is the extent to which a government has room to maneuver in terms of increasing its debt or tax burden on the economy.

Financing Charges to Total Revenue

This ratio has risen slightly over the last 10 years. The rise in 2021 was due to the impact of the COVID-19 pandemic that resulted in a decrease in total revenue and a corresponding increase in borrowing. This ratio returned to pre-pandemic levels in 2022 and remained consistent until 2024. The increase in this ratio in 2025 is due to increased borrowing requirements to finance significant investment in infrastructure combined with a decrease in total revenue in the same period.

In 2025, the government spent approximately 4.6 cents of each dollar of revenue on financing charges.

(per cent)

The financing charges to total revenue ratio, often referred to as the interest bite, indicates the proportion of provincial revenue that is required to pay financing charges and therefore is not available to pay for essential public services and programs. A lower ratio means that there is more money available to provide government services.

14	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Flexibility (continued)

Own-Source Revenue to the Province’s GDP	Over the last 10 years, own-source revenue as a percentage of GDP remained relatively constant, indicating the government has not significantly changed its demands on the provincial economy over that time. In 2022, the significant increase in own-source revenue relative to the province’s GDP growth pushed this ratio up, decreasing the government’s flexibility to increase own-source revenue without impacting the economy. The slight increase in 2024 resulted from higher taxation revenues.

(per cent)

This ratio measures the extent to which government is taking income out of the provincial economy, through taxation, non-renewable resources revenue or user fees. An increase in this ratio indicates that the government’s own-source revenue is growing faster than the economy, reducing the flexibility to increase revenue without slowing the growth of the provincial economy.

Vulnerability

Vulnerability is the extent to which a government is dependent on, or exposed to, risks associated with sources of funding outside its control.

Non-Renewable Resources Revenue to Total Expense

In Saskatchewan, non-renewable resources revenue is an important but volatile source of revenue.

The decline in this ratio in 2021 was primarily due to the adverse effect of the COVID-19 pandemic on the economy and government operations. In 2022 and 2023, this ratio increased significantly due to an overall improvement in the economy, a corresponding increase in non-renewable resources revenue and reduced expenses. In 2024 there was a significant decline in non-renewable resources revenue, mainly from potash sales and oil and gas surcharges. The decreased ratio indicated that the government was less reliant on non-renewable resources to fund expenses. The ratio remains relatively constant through 2025.

(per cent)

Non-renewable resources revenue is affected by price and sales factors that are beyond a government’s direct control. Non-renewable resources revenue as a percentage of total expense is therefore an indicator of the degree of vulnerability the government has as a result of reliance on the resource sector for revenue. Generally, a decreasing ratio indicates that a government is less reliant on non-renewable resources revenue to fund its expenses.

Government of Saskatchewan Public Accounts 2024-25	15

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Vulnerability (continued)

Transfers from the Federal Government to Total Revenue

In 2025, 18.2 per cent of the government’s revenue came from the federal government with the remainder coming from Saskatchewan sources.

Between 2016 and 2020, the government’s ability to fund essential programs and services from own-source revenue remained fairly stable with the exception of significant one-time infrastructure transfers received from the federal government in 2017. An increase in this ratio in 2021 was primarily due to the adverse impacts of the COVID-19 pandemic on the economy and the resulting support received from the federal government. The decreases in 2022 and 2023 were primarily due to increases in own-source revenue, mainly from non-renewable resources and taxation outpacing increases in transfers from the federal government. Increases in 2024 and 2025 largely reflect higher federal funding for healthcare and education.

(per cent)

The government does not control the amount of federal transfers that it receives each year. Transfers from the federal government as a percentage of total revenue is therefore an indicator of the degree of vulnerability the government has as a result of reliance on the federal government for revenue. Generally, a decreasing ratio indicates that a government is less reliant on federal transfers to fund its expenses.

Foreign Currency Debt to Net Debt

The ratio of foreign currency debt to net debt is an indicator of the degree of vulnerability a government has to currency rate fluctuations. Where the government holds debt that is issued in foreign currencies it uses cross-currency swaps, a hedging strategy, to effectively convert this debt to Canadian dollar debt. At March 31, 2025, this ratio is nil due to the government’s hedging strategies. Over the last 10 years, exposure to currency rate fluctuations on foreign currency debt has been minimal. Decreasing this exposure through the use of hedging activities mitigates the risk of debt and financing charges changing due to changes in foreign currency rates.

16	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Details

Revenue

Total revenue is $20.86 billion in 2025, 81.8 per cent of which represents own-source revenue, with the remaining 18.2 per cent being transfers from the federal government.

Revenue by Source – 2025 ($20.86 billion)
(per cent)

Revenue by Source – Percentage of Total Revenue
(per cent) * In 2025, key components of other own-source revenue include fees (7%), insurance (3%), investment income (2%) and Output-Based Performance Standards (2%).

Government of Saskatchewan Public Accounts 2024-25	17

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Revenue by Source – Comparison to Budget and Prior Year

Total revenue of $20.86 billion in 2025 represents a year-over-year decrease of $137 million, or 0.7 per cent. This is largely the result of a significant decrease in taxation, partially offset by increases in most other categories.

Revenue was greater than budget by $994 million, or 5.0 per cent, which includes increases in all categories except for non-renewable resources revenue.

Both year-over-year and budget-to-actual saw a notable increase in other own-source revenue primarily due to the resolution of tobacco litigation.

(billions of dollars)

*   In 2025 Actual, key components of other own-source revenue include fees ($1.44 billion), insurance ($556 million), investment income ($371 million) and Output-Based Performance Standards ($363 million).

18	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Taxation Revenue – Comparison to Budget and Prior Year	Taxation revenue is $9.92 billion in 2025, a decrease of $729 million, or 6.8 per cent, from 2024 and an increase of $200 million, or 2.1 per cent, compared to budget. The decrease from prior year is largely due to a decrease in corporation income tax, partially offset by an increase in provincial sales tax. The increase from budget is largely due to higher-than-expected corporation and personal income taxes, partially offset by lower-than-expected provincial sales tax.
(billions of dollars) * In 2025 Actual, key components of other include fuel ($497 million), insurance premiums ($231 million), corporation capital ($177 million) and tobacco ($122 million).

Personal income tax

The year-over-year and actual-to-budget increases are primarily due to:

•	an increase in taxable income due to high compensation growth.

The year-over-year increase is partially offset by:

•	a reduction in prior-year assessments that resulted in lower payments in the current year.

Provincial sales tax

The year-over-year increase is primarily due to:

•	continued growth in the Saskatchewan economy, particularly in the transportation, mining and oil and gas sectors; and

•	population growth.

The actual-to-budget decrease is primarily due to:

•	lower-than-anticipated growth across multiple sectors of the economy.

Corporation income tax

The year-over-year decrease is primarily due to:

•	the high prior year revenue that was due to robust economic growth and elevated commodity prices, including a record high potash price in 2022.

The actual-to-budget increase is primarily due to:

•	stronger-than-anticipated economic activity in 2023 which increased the prior year adjustments; and

•	higher-than-expected corporate profitability in 2024.

Property tax

The year-over-year and actual-to-budget increases are primarily due to:

•	growth in residential and commercial property assessments.

Government of Saskatchewan Public Accounts 2024-25	19

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Other tax (including fuel, insurance premiums, corporation capital, tobacco and other miscellaneous tax)

The year-over-year and actual-to-budget changes are primarily due to:

•	increased fuel tax from the prior year, primarily due to an increase in gasoline and diesel consumption, which was less than expected resulting in a decrease from budget;

•	increased corporation capital tax, reflecting stronger results from Crown corporations and financial institutions;

•	higher insurance premiums tax, mainly due to increased property and motor vehicle insurance sales; and

•	lower tobacco tax primarily due to reduced consumption.

20	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Non-Renewable Resources Revenue – Comparison to Budget and Prior Year	In 2025, non-renewable resources revenue is $2.57 billion, an increase of $125 million, or 5.1 per cent, from 2024 and a $113 million, or 4.2 per cent, decrease compared to budget. The increase from the prior year is largely attributable to increases in oil and natural gas and other non-renewable resources revenue, partially offset by a significant decrease in potash revenue. The decrease from budget is primarily due to lower-than-expected potash and resource surcharge revenue, partially offset by greater-than-expected oil and gas revenue.
(billions of dollars) * In 2025 Actual, key components of other include uranium ($192 million) and mineral disposition public offerings ($60 million).

Oil & natural gas

The year-over-year and actual-to-budget increases are primarily due to:

•	a lower average exchange rate;

•	a favourable decrease in the light-heavy oil blend differential; and

•	the budgeted average royalty rate increase.

Potash

The year-over-year and actual-to-budget decreases are primarily due to:

•	the continued decline in realized prices.

These decreases are partially offset by:

•	a decline in the average exchange rate; and

•	an increase in sales volumes.

Resource surcharge

The year-over-year increase is primarily due to:

•	an increase in the uranium sector, primarily due to higher average prices.

This increase is partially offset by:

•	a decrease in the oil and gas sector, reflecting lower West Texas Intermediate (WTI) oil prices; and

•	a decrease in the potash sector, primarily due to the reduction in realized prices.

The actual-to-budget decrease is primarily due to:

•	lower-than-expected potash and oil and gas prices driving down the value of sales.

This decrease is partially offset by:

•	an increase in the uranium sector, primarily reflecting higher average prices.

Other non-renewable resources

The year-over-year and actual-to-budget increases are primarily due to:

•	an increase in uranium revenue primarily due to significantly higher uranium prices as well as increased sales volume and production.

These increases are partially offset by:

•	a decrease in mineral disposition public offerings due to less interest in oil mineral rights.

Government of Saskatchewan Public Accounts 2024-25	21

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Net Income from GBEs – Comparison to Budget and Prior Year	Net income from GBEs is $785 million in 2025, a decrease of $117 million, or 13.0 per cent, over 2024 due to decreases in all sectors. The increase of $128 million, or 19.4 per cent, over budget is mainly due to increases in the insurance and financing and liquor and gaming sectors, partially offset by a decrease in the utility sector. .
(millions of dollars)

Liquor and gaming

The year-over-year and actual-to-budget changes are primarily a result of:

•	an increase in gaming profits from VLT, casinos and on-line gaming operations due to stronger economic conditions in the province; and

•	an increase in wholesale liquor sales.

These year-over-year increases are fully offset by:

•	a reduction in investment income due to the initial accounting in the prior year of the government’s equity share in the Western Canada Lottery Corporation.

Utility

The year-over-year decrease is primarily due to:

•	lower electricity sales due to decreased export volumes and decreased activity in the Saskatchewan market, primarily in the pipeline sector;

•	higher planned maintenance costs on power transmission infrastructure;

•	increased spending on nuclear development and energy efficiency programs;

•	lower customer contributions and CO2 sales;

•	increased amortization expense related to ongoing capital additions;

•	an increase in the estimated environmental remediation costs;

•	increased financing charges due to higher rates on new borrowing; and

•	one-time funding in the prior year for the Regina Regional Non-Potable Water Supply System project.

These decreases are partially offset by:

•	new Clean Electricity Transition Grant funding for eligible clean power initiatives;

•	an increased margin on natural gas sales mainly from asset optimization opportunities due to a favourable market price differential between Western Canada and other markets;

22	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Utility (continued)

•	an increase in natural gas delivery, transportation and storage revenue primarily due to a colder winter and average rate increases; and

•	a favourable market value adjustment on natural gas purchases.

The decrease over budget is primarily due to:

•	lower-than-expected electricity exports and sales volume due to reduced demand;

•	lower-than-budgeted television revenue resulting from volumes being less-than-expected;

•	lower-than-planned wireless network and equipment revenue due to ongoing competitive pressures; and

•	higher-than-expected financing charges due to increased interest on long-term borrowings.

These decreases are partially offset by:

•	higher-than-anticipated margin on natural gas sales primarily due to increased demand as a result of a colder winter; and

•	lower-than-expected fuel and purchased power costs driven by lower generation volumes and gas prices.

Insurance and financing

The year-over-year decrease is nominal.

The actual-to-budget increase is primarily due to:

•	strong investment returns, primarily attributable to positive fixed income results;

•	lower costs associated with corporate transformation initiatives; and

•	a decrease in insurance contract liabilities resulting from a favourable change in economic assumptions, partially offset by an unfavourable change in discount rates.

These increases are partially offset by:

•	a decrease in auto and property underwriting results primarily due to:

•	an increase in claims due to higher-than-anticipated catastrophic summer storm events; partially offset by

•	an increase in the number of insured vehicles and higher premium rates.

Government of Saskatchewan Public Accounts 2024-25	23

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Other Own-Source Revenue – Comparison to Budget and Prior Year	Other own-source revenue is $3.78 billion in 2025, an increase of $425 million, or 12.7 per cent, from 2024 and an increase of $767 million, or 25.4 per cent, when compared to budget. A significant portion of these increases is due to tobacco litigation proceeds, an increase in investment returns and higher crop insurance premiums.
(billions of dollars)

Fees

The year-over-year decrease is primarily due to:

•	the impact on motor vehicle licensing fees of adopting a new revenue accounting standard in the prior year;

•	prior year security deposit forfeitures for reclamation of orphaned oil and gas wells; and

•	the prior year transition of the administration of public employee benefits to an external agency.

These decreases are partially offset by:

•	an increase in tuition, mainly due to increased international student enrollment;

•	an increase in housing rental revenue due to a higher occupancy rate; and

•	new measures to promote the payment of consumption taxes.

The actual-to-budget increase is primarily due to higher-than-budgeted:

•	student activities and tuition fees at various Boards of Education;

•	healthcare fees due to higher service volumes in all areas;

•	tuition, primarily due to an increase in international student enrollment and higher nursing school enrollment;

•	housing rental revenue due to a higher-than-expected occupancy rate; and

•	penalties related to new measures to promote the payment of consumption taxes.

These increases are partially offset by:

•	lower-than-budgeted Treaty Land Entitlement mineral rights; and

•	lower-than-expected motor vehicle licensing fees due to a decline in vehicle registrations.

Insurance

The year-over-year and actual-to-budget increases are primarily due to:

•	an increase in the number of insured acres and a change in crop mix, resulting in additional acres subject to higher premiums.

Investment Income

The year-over-year and actual-to-budget increases are due to:

•	an increase in returns on sinking fund and other investments due to higher interest rates and market yields; and

•	higher cash and investment balances, partly due to the Small Modular Reactor Investment Fund balance.

24	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Output-Based Performance Standards

The year-over-year decrease is primarily due to:

•	the prior year compliance period for the electricity sector obligations comprising 15 months.

The actual-to-budget increase is primarily due to:

•	higher-than-estimated assessed compliance obligations in the current year.

Other (including transfers from other governments and miscellaneous)

The year-over-year and actual-to-budget increases are due to:

•	proceeds associated with the tobacco litigation resolved in the current year;

•	recoveries of prior year expenses;

•	increased distribution of gaming profits; and

•	increased miscellaneous revenue at various Boards of Education that is less than budgeted.

Government of Saskatchewan Public Accounts 2024-25	25

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Transfers from the Federal Government – Comparison to Budget and Prior Year	Federal transfers are $3.79 billion in 2025, an increase of $159 million, or 4.4 per cent, compared to 2024 and $13 million, or 0.3 per cent, when compared to budget. The year-over-year increase is mainly due to an increase in funding for healthcare and early learning and childcare. .
(billions of dollars)

Canada Health Transfer

The year-over-year increase is primarily due to:

•	a legislated annual increase in the national allocation; and

•	an adjustment for changes in Saskatchewan’s share of the national population.

These increases are partially offset by:

•	a reduction in Saskatchewan’s share of the national allocation under the diagnostic services policy.

The decrease from budget is nominal.

Canada Social Transfer

The year-over-year increase is primarily due to:

•	a legislated annual increase in the national allocation; and

•	an adjustment for changes in Saskatchewan’s share of the national population.

The increase from budget is nominal.

Other transfers from the federal government

The year-over-year and actual-to-budget increases are primarily due to:

•	increase in funding for the Canada-Wide Early Learning and Childcare Agreement;

•	an unbudgeted increase in federal funding for crop insurance due to increased premiums paid by producers;

•	an unbudgeted increase related to the National Housing Strategy and Social Housing agreements;

•	higher-than-budgeted disaster assistance funding;

•	an unbudgeted increase in Jordan’s Principle funding received by Boards of Education;

•	an unbudgeted increase in funding for the National Strategy for Drugs for Rare Diseases Initiative;

•	a budgeted mine site remediation agreement lawsuit remaining unresolved;

•	a budgeted decrease due to a Canada Health Transfer top-up payment in the prior year;

•	a budgeted decrease due to the closure of the Canada-Saskatchewan Feed Program;

•	an unbudgeted decrease in federal reimbursements through the Investing in Canada Infrastructure Program;

•	AgriStability funding which is less than the prior year but greater than budget; and

•	an unbudgeted decrease in Workforce Development and Labour Market agreements funding.

26	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Details

Expense

Total expense was $21.10 billion in 2025, 58.7 per cent of which represents spending in the health and education sectors. The SFS report expense by theme and by object, or major type of expense such as salaries and benefits, transfers and operating costs.

Expense by Theme – 2025 ($21.10 billion)
(per cent)

Expense by Theme – Percentage of Total Expense
(per cent)

*  In 2025, key components of other include financing charges (4%), community development (4%), transportation (3%), general government (3%), environment and natural resources (3%) and economic development (2%).

Government of Saskatchewan Public Accounts 2024-25	27

Financial Statement Discussion and Analysis

Details

Expense (continued)

Expense by Theme – Comparison to Budget and Prior Year	Total expenses are $21.10 billion in 2025. This represents an increase of $294 million, or 1.4 per cent, over the prior year and $970 million, or 4.8 per cent, over budget. The health theme saw the most notable increase as increased demands drove a general increase in the cost of delivering healthcare. Increases in most themes were partially offset by a significant year-over-year decrease in the agriculture theme as drought conditions improved in parts of the province resulting in lower crop insurance claims compared to prior year, although still higher-than-budgeted.
(billions of dollars)

*   In 2025 Actual, key components of other include financing charges ($951 million), community development ($828 million), transportation ($700 million), general government ($590 million), environment and natural resources ($553 million) and economic development ($362 million).

Health

The year-over-year and actual-to-budget increases are primarily due to:

•	expanded services and higher-than-budgeted health system demands that resulted in higher compensation and other operating costs, including drugs and medical supplies, across the health system;

•	higher physician compensation due to Saskatchewan Medical Association agreement increases and increased utilization of physician services;

•	new programs related to the Saskatchewan Medical Association agreement with physicians that was settled in the prior year, which were less than budgeted;

•	higher utilization of Canadian Blood Services, Out-of-Province coverage, the Saskatchewan Prescription Drug Plan and other benefit programs;

•	increased costs for negotiated salary increases including retroactive payments;

•	increased IT costs including volume and price increases for project work, software licensing and hardware;

•	legal costs associated with the tobacco litigation resolved in the current year; and

•	a one-time grant paid to Ronald McDonald House Charities.

Education

The year-over-year increases are primarily due to:

•	increased costs in Boards of Education and Saskatchewan Polytechnic primarily related to negotiated and estimated salary increases and increased enrollment;

•	increased spending related to the Canada-Wide Early Learning and Child Care Agreement; and

•	increased operating and capital funding to post-secondary institutions.

These increases were partially offset by:

•	a decrease in Teacher’s Superannuation Plan pension and benefits costs primarily due to lower amortized cost of living adjustment losses than the prior year and newly amortized gains resulting from an increase in interest rates;

The actual-to-budget decrease is primarily due to:

•	budgeted increases for negotiated salaries that were accounted for as prior year expenses in Boards of Education.

This decrease is partially offset by:

•	higher-than-anticipated capital funding to post-secondary institutions.

28	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Details

Expense (continued)

Social services and assistance

The year-over-year and actual-to-budget increases are primarily due to:

•	increased utilization in:

•	disability programs, primarily for Community Living and the Autism Spectrum Disorder Individualized Funding Program;

•	Child and Family Services, primarily for intensive third-party residential services for children in care; and

•	Saskatchewan Income Support combined with rate increases for benefit payments;

•	budgeted rate increases for the Saskatchewan Assured Income for Disability program;

•	budgeted inflationary increases in payments to community-based organizations across all programs;

•	increased costs for negotiated salary increases including retroactive payments; and

•	increased costs for homelessness support services, which were lower than budgeted.

Agriculture

The year-over-year decrease is primarily due to:

•	lower crop insurance indemnities paid to producers due to improved drought conditions from the prior year and reduced commodity prices;

•	decreased payments due to the closure of the Canada-Saskatchewan Feed Program; and

•	decreased AgriStability benefits largely due to actual payments to producers being less than recorded in the prior year.

These decreases are partially offset by:

•	increased reinsurance premiums attributable to prior-year crop insurance premiums paid by producers; and

•	increased grants to promote environmental resiliency of agricultural land.

The increase over budget is primarily due to:

•	higher-than-budgeted crop insurance indemnities paid to producers due to unfavourable weather conditions impacting crop quality;
•	higher-than-expected AgriStability benefits largely driven by lower commodity prices; and

•	higher-than-anticipated payments under the Farm and Ranch Water Infrastructure Program.

Protection of persons and property

The year-over-year and actual-to-budget increases are primarily due to:

•	increased costs for negotiated salary increases including retroactive payments;

•	increased costs for protective services, mainly for the RCMP Provincial Police Services agreement; and

•	costs associated with the wildfire response.

The actual-to-budget increase is also due to:

•	higher-than-expected costs in correctional facilities due to higher inmate counts.

Other expense themes (including financing charges, community development, transportation, general government, environment and natural resources and economic development)

The year-over-year and budget-to-actual increases are primarily due to:

•	the recognition of certain environmental levy obligations;

•	introduction of the new Clean Electricity Transition Grant;

•	an increase in financing charges primarily related to increased debt;

•	the planned increase in urban and rural revenue sharing grants;

•	an anticipated increase in amortization due to prior years’ investment in highways infrastructure;

•	budgeted costs for the election in the current year;

•	higher-than-budgeted First Nations and Métis gaming agreement transfers that were lower than prior year;

•	increased spending on rail infrastructure upgrades;

•	targeted funding for economic diversification; and

•	increased winter maintenance activities.

These increases are partially offset by:

•	the prior year increase of environmental liabilities for clean-up costs at uranium and base metals mine sites;

Government of Saskatchewan Public Accounts 2024-25	29

Financial Statement Discussion and Analysis

Details

Expense (continued)

Other expense themes (continued)

•	decreased infrastructure funding to municipalities through the Investing in Canada Infrastructure Program due to large capital projects progressing slower than anticipated;

•	prior year funding for the Regina Regional Non-Potable Supply System Project;

•	the prior year transition of the administration of public employee benefits to an external agency;

•	decreased pension costs for the Public Service Superannuation Plan primarily due to lower amortized cost of living adjustment losses than the prior year offset by higher cash payments to the Public Employees’ Pension Plan;

•	a change to the provision for dental, disability and life insurance benefits, primarily due to revised discount rates; and

•	lower-than-budgeted grants for the support of initiatives to reduce CO2 emissions.

30	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Details

Expense (continued)

Expense by Object – 2025 ($21.10 billion)

(per cent)

*	Transfers are provided to third parties for salaries, capital and other costs.
**	The key component of other is amortization of capital assets.

Expense by Object – Percentage of Total Expense

(per cent)

*	Transfers are provided to third parties for salaries, capital and other costs.
**	The key component of other is amortization of capital assets.

Expense by Object

(billions of dollars)

*	Transfers are provided to third parties for salaries, capital and other costs.
**	The key component of other is amortization of capital assets.

All categories had year-over-year increases except for operating costs. Operating costs decreased by $624 million primarily due to decreased crop insurance claims primarily resulting from improved drought conditions from the prior year.

Government of Saskatchewan Public Accounts 2024-25	31

Financial Statement Discussion and Analysis

Details

Expense (continued)

Financing Charges

(millions of dollars)

*	In 2016, the inclusion of an additional three months of operations of certain GBEs contributed approximately $120 million to GBE financing charges.

The Statement of Operations reports financing charges the government incurs related to its general debt, unfunded pension liability and obligations under long-term financing arrangements (P3 obligations) but does not include GBE financing charges on GBE specific debt. GBE financing charges, on both GBE general debt and GBE specific debt, are included in the net income from GBEs reported on the Statement of Operations and disclosed in schedule 3 of the SFS. For general debt, financing charges are determined by the amount of general debt and the interest rate attached to that debt.

Financing charges have increased in recent years mainly due to an increase in debt financing for the investment in infrastructure to meet the demands of the province’s growing population and continue replacement of aging infrastructure.

The average effective interest rate on gross debt during 2025 was 3.5 per cent (2024 - 3.3 per cent). Pension interest expense is a function of the unfunded pension liability and the interest costs that are based on the government’s borrowing rates. The average effective interest rate on the unfunded pension liability during 2025 was 3.0 per cent (2024 - 2.8 per cent). Interest on P3 obligations, ranging from 4.7 to 5.7 per cent, reflects the weighted average cost of capital specific to each P3 arrangement.

32	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Details

Financial Assets

Financial assets represent the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

Financial Assets

(billions of dollars)

*	At March 31, 2025, primarily accounts receivable ($3.03 billion), loans receivable ($1.36 billion) and portfolio investments ($1.36 billion).

From 2021 to 2025, financial assets increased by $5.08 billion. This is primarily the result of a $1.28 billion increase in accounts receivable and a $950 million increase in portfolio investments.

Liabilities

Liabilities represent the obligations the government has to others arising from past transactions or events.

Liabilities

(billions of dollars)

*	At March 31, 2025, primarily accounts payable and accrued liabilities ($4.41 billion).

From 2021 to 2025, liabilities increased by $7.02 billion. This is primarily the result of a $7.01 billion increase in general debt.

Government of Saskatchewan Public Accounts 2024-25	33

Financial Statement Discussion and Analysis

Details

Liabilities (continued)

Public Debt

(billions of dollars)

Public debt consists of:

•	general debt, which is:

•	debt issued by the General Revenue Fund (GRF) and other GSOs; and

•	debt issued by the GRF and subsequently loaned to GBEs; and

•	GBE specific debt, which is debt issued by GBEs or debt issued by the GRF specifically on behalf of GBEs where the government expects to realize the receivables from the GBEs and settle the external debt simultaneously.

The general debt on the Statement of Financial Position does not include GBE specific debt. GBE specific debt is included in the Investment in GBEs reported on the Statement of Financial Position and disclosed in schedule 9 of the SFS.

At March 31, 2025, the SFS report general debt of $22.52 billion and GBE specific debt of $12.70 billion. General debt has increased over the past nine years. Until 2021, these increases helped to finance the replacement of aging infrastructure and build new capacity to meet the demands of a growing population. The increases in 2021 and 2022 were primarily a combination of COVID-related economic stimulus spending on infrastructure and borrowing to cover COVID-related revenue shortfalls and incremental expenses. In 2024 and 2025, the increase primarily represents borrowing for the Saskatchewan Capital Plan for the record investment in infrastructure for the growing needs of the province.

Pension Liabilities

(billions of dollars)

Pension liabilities represent the future obligations for the government’s defined benefit pension plans. The pension liability fluctuates with changes in actuarial assumptions such as interest and inflation rates and life expectancy. The government limited its pension exposure about 45 years ago when it closed the main defined benefit plans to new members and introduced defined contribution plans. There is no liability exposure for the government under defined contribution plans.

At March 31, 2025, the SFS report pension liabilities of $5.94 billion, a decrease of $1.98 billion since 2016. The decreases over the past nine years represent the amount by which payments to the pension plans and retirees have exceeded pension expense.

34	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Details

Liabilities (continued)

Obligations Under Long-Term Financing Arrangements

(billions of dollars)

*

In 2023-24, a new accounting standard for P3s was adopted, resulting in a change to discount rates and a corresponding decrease of $262 million in the obligations under long-term financing arrangements.

Obligations under long-term financing arrangements represent the government’s liability for public private partnerships (P3s). P3 obligations increase as the related assets are built (percentage of completion basis), and are reduced as payments are made to the P3 partner.

The government is party to five P3 arrangements (as disclosed in schedule 10 of the SFS). All five P3 projects are operational.

Non-Financial Assets

Non-financial assets typically represent resources the government can use to provide services in the future. Non-financial assets primarily consist of capital assets, but also include inventories held for consumption and prepaid expenses.

Net Book Value of Capital Assets

(billions of dollars)

The Statement of Financial Position reports a net book value of capital assets recognized by GSOs and does not include the capital assets recognized by GBEs. Capital assets recognized by GBEs are included in the investment in GBEs reported on the Statement of Financial Position and disclosed in schedule 3 of the SFS. The net book value represents the original cost of capital assets net of accumulated amortization, disposals and write-downs in value.

The net book value of capital assets recognized by the government has steadily increased over the last five years, indicating the government has been acquiring new, or replacing existing, capital assets.

Acquisition of capital assets in 2025 was $4.32 billion, $2.69 billion acquired by GBEs and $1.63 billion by GSOs. The investment in capital assets made by GSOs is primarily in the transportation, health and education sectors mainly for land, buildings and improvements ($807 million) as well as roads, bridges and water management assets ($469 million). GBEs continued to replace aging infrastructure and invest in capital projects to meet the demand for growth.

Government of Saskatchewan Public Accounts 2024-25	35

Financial Statement Discussion and Analysis

Details

Cash Flow

The Statement of Cash Flow reports on the sources and uses of cash and cash equivalents during the year. The government’s overall cash position increased by $554 million, from $2.87 billion in 2024 to $3.42 billion in 2025.

Sources of Cash and Cash Equivalents	The primary source of cash is $9.86 billion from
taxation. Other significant sources of cash are
$4.16 billion from transfers from the federal
government and $3.56 billion from other own-
source and other.
(billions of dollars)

Uses of Cash and Cash Equivalents	The most significant use of cash is $8.70 billion for
salaries and benefits, largely for frontline service
providers in the health and education sectors.
Another significant use of cash is $6.34 billion for
transfers mainly in the health, social services and
assistance, and education themes.
(billions of dollars)

36	Government of Saskatchewan Public Accounts 2024-25

Financial Statement Discussion and Analysis

Risks and Uncertainties

The government is subject to risks and uncertainties that arise from variables which the government cannot directly control. These risks and uncertainties include:

•	changes in economic factors such as economic growth or decline, commodity and non-renewable resource prices, inflation, interest rates, marketplace competition, trade barriers, population change, personal income and retail sales;

•	exposure to interest rate risk, foreign exchange rate risk, price risk, credit risk and liquidity risk (see note 4 of the SFS);

•	changes in transfers from the federal government;

•	utilization of government services, such as insurance, health care and social services;

•	volatility in the pension liability due to external factors such as interest and inflation rates and actuarially determined assumptions of future events;

•	other unforeseen developments including unusual weather patterns and natural and other disasters;

•	criminal or malicious attacks, both cyber and physical in nature, potentially resulting in business interruption, privacy breach and loss of, or damage to, information, facilities and equipment;

•	identification and quantification of environmental liabilities;

•	supply chain disruptions and other factors that could hinder the safe delivery of products and services;

•	outcomes from litigation, arbitration and negotiations with third parties;

•	changes in reported results where actual experience may differ from initial estimates as discussed in note 3 of the SFS; and

•	changes in accounting standards.

Recognizing that Saskatchewan is reliant on the revenue from non-renewable resources and that the province’s financial results can be influenced by other external factors, the government takes a prudent approach in developing its budget assumptions for macroeconomic variables and non-renewable resources prices. The government uses a number of forecasts from national forecasting agencies and banks, private industry and private sector analysts when developing the underlying assumptions for fiscal forecasts on budget day and throughout the fiscal year.

The fiscal impact of changes in the underlying economic assumptions, including non-renewable resources prices, are estimated on a regular basis to quantify the risk associated with each forecast assumption. By understanding the size of the risk inherent in the fiscal projections, the government is better able to make sound financial decisions.

Finally, for the government to meet the challenges of growth and remain competitive, attention is directed towards maintaining and investing in the province’s infrastructure to support that growth now and in the future.

Government of Saskatchewan Public Accounts 2024-25	37

Summary Financial Statements

Summary Financial Statements

Responsibility for the Summary Financial Statements

The government is responsible for the Summary Financial Statements. The government maintains a system of accounting and administrative controls to ensure that accurate and reliable financial statements are prepared and to obtain reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are maintained.

The Provincial Comptroller prepares these statements in accordance with generally accepted accounting principles for the public sector, using the government’s best estimates and judgement when appropriate. He uses information from the accounts of the General Revenue Fund, Crown corporations and other government organizations to prepare these statements.

The Provincial Auditor expresses an independent opinion on these statements. Her report, which appears on the following page, provides the scope of her audit and states her opinion.

Treasury Board approves the Summary Financial Statements. The statements are tabled in the Legislative Assembly as part of the Public Accounts and referred to the Standing Committee on Public Accounts for review.

On behalf of the Government of the Province of Saskatchewan.

JIM REITER
Deputy Premier and
Minister of Finance

MAX HENDRICKS
Deputy Minister of Finance

CHRIS BAYDA
Provincial Comptroller

Regina, Saskatchewan
June 2025

Government of Saskatchewan Public Accounts 2024-25	41

Summary Financial Statements

Independent Auditor’s Report

To the Members of the Legislative Assembly of Saskatchewan

Opinion

We have audited the consolidated financial statements of the Government of Saskatchewan, which comprise the consolidated Statement of Financial Position as at March 31, 2025, and the consolidated Statements of Operations, Accumulated Operating Deficit, Accumulated Remeasurement Gains and Losses, Change in Net Debt, and Cash Flow for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Government of Saskatchewan as at March 31, 2025, and the consolidated results of its operations, accumulated remeasurement gains and losses, changes in net debt, and cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Government of Saskatchewan in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were most significant in our audit of the consolidated financial statements for the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon. We do not provide a separate opinion on these matters.

Key audit matter	How audit addressed key audit matter

Pension Liabilities

The Government of Saskatchewan had pension liabilities totalling $5.9 billion at March 31, 2025 (2024: $6.1 billion) related to seven defined benefit pension plans and one joint defined benefit plan as described in Note 5—Retirement Benefits and Schedule 8—Pension Liabilities.

The Government contracts actuaries to estimate the accrued pension benefit obligation and other information required for disclosures in the consolidated financial statements. Note 3— Measurement Uncertainty describes measurement uncertainty exists because actual experience may differ from actuarial or historical estimations.

We identified pension liabilities as a key audit matter because:

•  This complex estimate requires significant judgment based on long-term assumptions about future demographic events and economic conditions

•  Small changes in long-term assumptions such as discount and inflation rates can have a material impact on the liabilities, assets, and expenses

Audit work to address this key audit matter included:

•  Assessing the appropriateness of the actuarial methodology

•  Assessing the qualifications of management’s actuarial experts

•  Evaluating the reasonableness of management’s assumptions

•  Testing the completeness and accuracy of data provided to the actuary

•  Evaluating adjustments for actuarial gains and losses in accordance with Canadian public sector accounting standards

•  Completing a retrospective review to determine the accuracy of previous estimates made

•  Evaluating disclosures in the consolidated financial statements

Government of Saskatchewan Public Accounts 2024-25	43

Summary Financial Statements

Key audit matter	How audit addressed key audit matter

Individual and Corporate Income Taxation Revenues

Individual and corporate income taxation revenues are significant, totalling $4.8 billion in 2024-25 (2024: $5.8 billion) as included in Schedule 14-Revenue.

The Government estimates these tax revenues, using cash received and other available assessment data from the Federal Government, because precise figures from final tax assessments are not available until at least fifteen months after the taxation year ends. Note 3—Measurement Uncertainty describes measurement uncertainty exists due to differences that may arise in final assessments from initial economic estimates.

We identified individual and corporate taxation revenues as a key audit matter because:

•  They are complex estimates involving management judgment and economic assumptions

•  Large adjustments frequently occur in future years

Audit work to address this key audit matter included:

•  Assessing the appropriateness of management’s methods used to make the estimates

•  Confirming individual and corporate income taxation transfers from the Federal Government

•  Evaluating the reasonableness of management’s economic assumptions

•  Validating sufficiency of corporate and individual income taxation revenue calculations and cut-off

•  Analyzing variances to determine the accuracy of previous estimates made and review for management bias (e.g., current to prior years actuals, current year budget to actual)

Non-renewable Resources Revenue

Non-renewable resources provided $2.6 billion (2024: $2.4 billion) in 2024-25 as detailed in Schedule 14 — Revenue.

The Government of Saskatchewan recognizes potash revenue primarily based on operating profits generated, oil and natural gas revenue primarily based on price and production, and resource surcharge revenue based on sales volumes and prices. Note 3— Measurement Uncertainty describes measurement uncertainty exists due to differences in actual potash operating profits from initial estimates, price and production sensitivities in oil and natural gas royalty revenue structures, and differences in final valuation of resource sales from initial estimates.

We identified non-renewable resources revenue as a key audit matter because:

•  Management’s judgments about several market inputs and assumptions drive these complex estimates

•  These estimates can fluctuate significantly over time

Audit work to address this key audit matter included:

•  Assessing the appropriateness of management’s estimation methodology

•  Testing the accuracy and completeness of the underlying data and calculations supporting these estimates

•  Performing a retrospective review to determine the accuracy of previous estimates made and to review for management bias

•  Evaluating disclosures in the consolidated financial statements

Other Information

Management is responsible for the other information. The other information comprises the information included in Public Accounts 2024-25 Volume 1 Summary Financial Statements, but does not include the consolidated financial statements and our auditor’s report thereon.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or any knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian public sector accounting standards for Treasury Board’s approval,

44	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Government of Saskatchewan’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Government of Saskatchewan either intends to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Government of Saskatchewan’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Government of Saskatchewan’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Government of Saskatchewan’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Government of Saskatchewan to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the Government of Saskatchewan as a basis for forming an opinion on the group financial statements. We are responsible for the direction, supervision, and review of the audit work performed for purposes of the group audit. We remain solely responsible for the audit opinion.

Government of Saskatchewan Public Accounts 2024-25	45

Summary Financial Statements

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control identified during the audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. The engagement partner on the audit resulting in this independent auditor’s report is Trevor St. John, CPA, CA, CISA.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Regina, Saskatchewan	TARA CLEMETT, CPA, CA, CISA
June 24, 2025	Provincial Auditor
Office of the Provincial Auditor

46	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Statement of Financial Position

As at March 31, 2025

(thousands of dollars)

	2025	2024
Financial Assets
Cash and cash equivalents	3,419,115	2,865,578
Accounts receivable (schedule 1 )	3,025,791	3,171,673
Loans receivable (schedule 2 )	1,355,616	1,325,999
Investment in government business enterprises (schedule 3 )	8,134,500	7,861,128
Sinking fund investments (schedule 4 )	1,658,058	1,443,079
Portfolio investments (schedule 5 )	1,360,674	875,799
Derivative assets	159,513	75,496
Other financial assets	2,841	3,782

Total Financial Assets	19,116,108	17,622,534

Liabilities
Accounts payable and accrued liabilities (schedule 6 )	4,409,025	4,196,539
Unearned revenue (schedule 7 )	377,928	382,826
Pension liabilities (note 5 )(schedule 8 )	5,943,464	6,109,040
General debt (schedule 9 )	22,524,849	19,806,005
Obligations under long-term financing arrangements (schedule 10 )	1,079,051	1,099,343
Derivative liabilities	106,666	62,002
Other liabilities (schedule 11 )	302,596	313,524

Total Liabilities	34,743,579	31,969,279

Net Debt	(15,627,471)	(14,346,745)

Non-Financial Assets
Tangible capital assets (schedule 12 )	13,754,494	12,877,914
Inventories held for consumption (schedule 13 )	261,505	259,798
Prepaid expenses	74,378	85,160

Total Non-Financial Assets	14,090,377	13,222,872

Accumulated Deficit[1]	(1,537,094)	(1,123,873)

[1] Comprised of:
	2025	2024
Accumulated operating deficit	(1,664,440)	(1,415,576)
Accumulated remeasurement gains	127,346	291,703

Accumulated Deficit	(1,537,094)	(1,123,873)

Contractual rights and obligations (note 7 )

Contingencies (note 8 )

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan Public Accounts 2024-25	47

Summary Financial Statements

Statement of Operations

For the Year Ended March 31, 2025

(thousands of dollars)

	2025		2024
	Budget	Actual	Actual
Revenue
Taxation	9,723,300	9,922,957	10,651,514
Non-renewable resources	2,686,300	2,573,657	2,449,151
Net income from government business enterprises (schedule 3 )	657,000	784,591	901,423
Other own-source	3,015,600	3,782,487	3,357,204
Transfers from the federal government	3,779,700	3,792,293	3,633,753

Total Revenue (schedule 14 )	19,861,900	20,855,985	20,993,045

Expense
Health	7,639,800	8,009,546	7,676,751
Education	4,414,500	4,374,753	4,243,326
Social services and assistance	1,764,900	1,807,088	1,685,105
Agriculture	1,531,500	1,762,572	2,503,867
Protection of persons and property	1,004,900	1,166,715	1,073,692
Financing charges (schedule 16 )	911,500	950,540	839,596
Community development	904,800	828,439	875,135
Transportation	678,300	700,179	649,648
General government	581,400	589,948	563,077
Environment and natural resources	373,600	553,361	330,359
Economic development	329,700	361,708	370,284

Total Expense (schedule 15 )	20,135,100	21,104,849	20,810,840

Operating (Deficit) Surplus	(273,200)	(248,864)	182,205

Budget totals may not add due to rounding.

The accompanying notes and schedules are an integral part of these financial statements.

48	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Statement of Accumulated Operating Deficit

For the Year Ended March 31, 2025

(thousands of dollars)

	2025		2024
	Budget	Actual	Actual
Accumulated operating deficit, beginning of year	(1,415,576)	(1,415,576)	(1,771,000)
Adjustment to accumulated operating deficit (note 9 )	—	—	173,219
Operating (deficit) surplus	(273,200)	(248,864)	182,205

Accumulated Operating Deficit, End of Year	(1,688,776)	(1,664,440)	(1,415,576)

Statement of Accumulated Remeasurement Gains and Losses

For the Year Ended March 31, 2025

(thousands of dollars)

	2025	2024
	Actual	Actual
Unrealized Gains (Losses) Attributable to:
Foreign exchange	(227,040)	(6,755)
Derivatives	39,353	46,125
Portfolio investments	2,362	55,507

Total Unrealized (Losses) Gains	(185,325)	94,877
Realized net gains on portfolio investments, reclassified to statement of operations	(14,810)	(11,767)
Other comprehensive income (schedule 3 )	35,778	41,584

Net Remeasurement (Loss) Gain	(164,357)	124,694
Accumulated remeasurement gains, beginning of year	291,703	167,009

Accumulated Remeasurement Gains, End of Year	127,346	291,703

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan Public Accounts 2024-25	49

Summary Financial Statements

Statement of Change in Net Debt

For the Year Ended March 31, 2025

(thousands of dollars)

	2025		2024
	Budget	Actual	Actual
Operating (Deficit) Surplus	(273,200)	(248,864)	182,205

Tangible Capital Assets (schedule 12 )
Acquisitions	(1,597,100)	(1,630,824)	(1,282,380)
Amortization	691,800	729,070	713,100
Disposals	—	20,852	27,569
Write-downs	—	4,322	3,261
Adjustments	—	—	295,554

Net Acquisition of Tangible Capital Assets	(905,300)	(876,580)	(242,896)
Net Use of Other Non-Financial assets	—	9,075	13,840

Increase in Net Debt from Operations	(1,178,500)	(1,116,369)	(46,851)
Adjustment to accumulated operating deficit (note 9 )	—	—	173,219
Net remeasurement (loss) gain	—	(164,357)	124,694

(Increase) Decrease in Net Debt	(1,178,500)	(1,280,726)	251,062
Net debt, beginning of year	(14,346,745)	(14,346,745)	(14,597,807)

Net Debt, End of Year	(15,525,245)	(15,627,471)	(14,346,745)

The accompanying notes and schedules are an integral part of these financial statements.

50	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Statement of Cash Flow

For the Year Ended March 31, 2025

(thousands of dollars)

	2025	2024
Operating Activities
Operating (deficit) surplus	(248,864)	182,205
Non-cash items included in the operating (deficit) surplus
Net income from government business enterprises (schedule 3 )	(784,591)	(901,423)
Other non-cash items included in the operating (deficit) surplus (schedule 18 )	667,537	726,014
Net change in non-cash operating activities (schedule 18 )	184,303	(283,921)
Dividends received from government business enterprises (schedule 3 )	546,997	529,029

Cash Provided by Operating Activities	365,382	251,904

Capital Activities
Acquisition of tangible capital assets (schedule 12 )	(1,630,824)	(1,282,380)
Proceeds on disposal of tangible capital assets	24,195	25,891

Cash Used for Capital Activities	(1,606,629)	(1,256,489)

Investing Activities
Net increase in loans receivable	(44,037)	(350,582)
Repayment of equity advances to government business enterprises	—	3,700
Acquisition of portfolio investments	(2,647,255)	(793,610)
Disposition of portfolio investments	2,249,513	1,327,651
Sinking fund contributions for general debt (schedule 4 )	(260,576)	(240,100)
Sinking fund redemptions for general debt (schedule 4 )	72,547	10,480

Cash Used for Investing Activities	(629,808)	(42,461)

Financing Activities
Proceeds from general debt	3,458,455	2,022,682
Repayment of general debt	(950,616)	(1,019,796)
Proceeds from repurchase of general debt	—	56,086
Repurchase of general debt	(61,391)	—
Decrease in obligations under long-term financing arrangements[1]	(20,292)	(11,404)
Decrease in other liabilities[2]	(1,564)	(135,583)

Cash Provided by Financing Activities	2,424,592	911,985

Increase (Decrease) in Cash and Cash Equivalents	553,537	(135,061)
Cash and cash equivalents, beginning of year	2,865,578	3,000,639

Cash and Cash Equivalents, End of Year	3,419,115	2,865,578

[1]	2024 excludes the adjustment to accumulated operating deficit which decreased obligations under long-term financing arrangements at April 1, 2023 by $262 million (note 9).

[2]	Excludes the changes in unamortized debt related costs, which are classified as operating activities.

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan Public Accounts 2024-25	51

Summary Financial Statements

Notes to the Financial Statements

As at March 31, 2025

1. Significant Accounting Policies

Basis of accounting

These financial statements are prepared in accordance with Canadian public sector accounting standards issued by the Public Sector Accounting Board.

Government reporting entity

The government reporting entity consists of public sector entities (entities), which include government service organizations, government business enterprises and partnerships.

Government service organizations and government business enterprises are entities controlled by the government. Controlled entities that are self-sufficient and have the financial and operating authority to sell goods and services to individuals and other organizations outside the government reporting entity as their principal activity are classified as government business enterprises. All other controlled entities are government service organizations.

A partnership exists when the government enters into a contractual arrangement with one or more partners outside the government reporting entity where these partners share control of governance decisions and, on an equitable basis, share the significant risks and benefits associated with operating the partnership.

A listing of the entities included in the government reporting entity is provided in schedule 19. Unless otherwise noted, the financial activities of all subsidiaries of these entities have also been included.

Trust funds

Trust funds consist of property conveyed or assigned to the government, as trustee, by agreement or statute to administer on behalf of beneficiaries. Because trust funds are administered but not controlled by the government, the funds are excluded from the government reporting entity and disclosed in note 6.

Method of consolidation

Government service organizations are consolidated after adjustment to a basis consistent with the accounting policies described in this note. Inter-entity balances and transactions, other than expensed provincial sales tax, are eliminated. Government service organizations in which a non-controlling interest exists are proportionately consolidated.

Government business enterprises are recorded using the modified equity method based on their results prepared in accordance with International Financial Reporting Standards. Using this method, the government’s investment in government business enterprises, which is initially recorded at cost, is adjusted annually to include the government’s proportionate share of net earnings or losses and certain other net equity changes of government business enterprises without adjustment to the accounting policies described in this note. With the exception of dividends and unrealized interentity gains and losses, inter-entity balances and transactions are not eliminated.

Partnerships are proportionately consolidated, at the ownership share disclosed in schedule 19, after adjustment to a basis consistent with the accounting policies described in this note. Inter-entity balances and transactions, other than expensed provincial sales tax, are eliminated.

Financial results of entities with fiscal year ends other than March 31 are adjusted for transactions occurring on or before March 31 that have a significant impact on these financial statements.

Specific accounting policies

Financial assets

Financial assets are assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations.

Cash and cash equivalents consist of cash, bank deposits and highly liquid investments that are acquired with maturity terms no longer than three months.

Accounts receivable are initially recorded at cost. A valuation allowance is recognized when collection is uncertain.

Loans receivable are initially recorded at cost. Where there is a loss in value other than a temporary decline, the loan is written down to recognize the loss.

52	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Notes to the Financial Statements

1. Significant Accounting Policies (continued)

Sinking fund investments are held for the repayment of debt and consist primarily of bonds and debentures. These investments, recorded at amortized cost, are net of the government’s own securities held as sinking fund investments. Premiums and discounts on long-term investments within these sinking funds are amortized using the effective interest rate method.

Portfolio investments are recorded at market value, with the exception of bonds, debentures and other fixed income securities, which are recorded at cost. Investments recorded at cost are written down to market value when there is evidence of a permanent decline in value. For investments recorded at market value, unrealized changes in fair value are recorded in the Statement of Accumulated Remeasurement Gains and Losses until realized, at which time the gains or losses are recognized in the Statement of Operations.

Derivative assets include currency and interest rate swaps measured at fair value. Unrealized changes in fair value are recorded in the Statement of Accumulated Remeasurement Gains and Losses. A derivative that has a negative fair market value is presented as a liability on the Statement of Financial Position.

Other financial assets include inventories and other assets held for sale, which are valued at the lower of cost and net realizable value.

Liabilities

Liabilities are present obligations resulting from transactions and events occurring prior to year end, which will be satisfied in the future through the transfer or use of assets or another form of economic settlement. Contingencies, including loss provisions on guaranteed debt, are recorded when it is likely that a liability exists and the amount can be reasonably estimated.

Accounts payable and accrued liabilities primarily include obligations to pay for goods and services acquired prior to year end and to provide authorized transfers where eligibility criteria are met. Obligations for most contaminated sites and asset retirements are recorded on an undiscounted basis as the settlement date is not determinable. These same obligations are recorded using the government’s best estimate of the amount required: to remediate contaminated sites for which the government is either directly responsible or has accepted responsibility; and to retire controlled tangible capital assets. Accrued salaries and benefits include other employee future benefits which are recognized in the period the employees provide service.

Unearned revenue includes: government transfers with stipulations that meet the definition of a liability; amounts received in advance of taxes earned; amounts received for goods or services with performance obligations that meet the definition of a liability; and contributions restricted for a stipulated purpose pursuant to an agreement with an external party. Amounts are recognized as: stipulations are met; taxes are earned; performance obligations are satisfied; and contributions are used for the stipulated purposes.

Pension liabilities are calculated using the projected benefit method prorated on services. Pension plan assets are valued at market-related values. Changes in pension liabilities resulting from estimation adjustments due to experience gains and losses and changes in actuarial assumptions are amortized on a straight-line basis over the expected average remaining service life of the related employee group. Amortization commences in the year following the determination of the adjustment. Gains or losses resulting from plan amendments are recognized in the period of the plan amendment.

General debt is debt issued by government service organizations including issued amounts subsequently transferred to government business enterprises. This debt, recorded at par, is net of the government’s own securities held as investments and adjusted for the accumulated impact of translating debt issued in foreign currencies to Canadian dollars at the exchange rate in effect at March 31.

Government business enterprise specific debt, which is disclosed separately on schedule 9, is debt issued by, or specifically on behalf of, government business enterprises.

Obligations under long-term financing arrangements, represent the government’s liability for public private partnership agreements (P3s) through which private sector proponents design, build, finance, operate and maintain certain of the government’s tangible capital assets. The obligations are recorded on the percentage-of-completion basis over the period of construction of the P3 asset and are reduced by progress and capital payments made to the P3 partner. The percentage of completion is applied to the nominal value of progress payments and the present value of future capital payments, discounted to the date the asset is available for use, using the weighted average cost of capital specific to each P3 arrangement.

Government of Saskatchewan Public Accounts 2024-25	53

Summary Financial Statements

Notes to the Financial Statements

1. Significant Accounting Policies (continued)

Derivative liabilities include currency and interest rate swaps measured at fair value. Unrealized changes in fair value are recorded in the Statement of Accumulated Remeasurement Gains and Losses. A derivative that has a positive fair market value is presented as a financial asset on the Statement of Financial Position.

Other liabilities include unamortized debt-related costs, which is comprised of premiums, discounts and debt issue costs. These costs are deferred and amortized using the effective interest rate method.

Non-financial assets

Non-financial assets are acquired, constructed or developed assets that do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services, may be consumed and are not for sale in the normal course of operations. Non-financial assets are recorded at cost and expensed as they are consumed.

Inventories held for consumption are recorded at cost and are expensed as they are consumed.

Tangible capital assets include all amounts directly attributable to the acquisition, construction, development, betterment or retirement of the asset. During construction, these assets are recorded based on their percentage of completion and are disclosed as work in progress. Amortization is generally on a straight-line basis over the estimated useful life of the asset and commences when the asset is put in service. Non-purchased intangible assets, items inherited by right of the Crown such as Crown lands, forests, water and mineral resources, works of art and historical treasures are not recognized as assets in these financial statements as an estimate of their future economic benefits cannot be reasonably and verifiably quantified.

Tangible capital assets procured through P3s are valued at the total of the nominal value of progress payments made during or on completion of construction and the present value of the future capital payments, discounted to the date the asset is available for use, using the weighted average cost of capital specific to the P3 arrangement.

Revenue

Revenue, recorded on the accrual basis, represents economic resources earned by the government from taxes and other sources that are used to deliver public services.

Taxation revenue is recognized when the tax is authorized by the legislature and the taxable event occurs. The taxable event differs for each type of tax; for example, taxation revenue is recognized when taxpayers earn income, purchase products and services, or are in possession of real property. Tax concessions are recorded as a reduction in taxation revenue.

For personal and corporation income taxes, cash received from the federal government, adjusted for assessment data from the federal government when it provides a more reliable estimate, is used as the basis for recording the tax revenue.

Non-renewable resources revenue is recognized based on the production, sales or profits generated from the specific non-renewable resource. Oil and natural gas revenue is based primarily on price and production; potash revenue is based primarily on profits generated; and resource surcharge revenue is based on sales volumes and prices.

Other own-source revenue is recognized when the government has the authority to obtain the related economic benefits and is expected to do so. For transactions for which the government is obligated to provide specific goods or services, such as fees or sales of goods, services, licenses or permits, revenue is recognized as the related performance obligation is satisfied.

Transfers from the federal government are recognized as revenue in the period the transfer is authorized and eligibility criteria are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as unearned revenue and recognized as the stipulations are met.

Expense

Expenses, recorded on the accrual basis, represent the government’s cost to deliver public services and are classified by theme in the Statement of Operations and by object in schedule 15, while schedule 17 discloses expense themes by object. Transfers are recognized as expenses in the period the transfer is authorized and eligibility criteria are met.

Expenses classified by theme, which are based on the major functional groupings of activities, are as follows:

The agriculture theme includes expenses to assist and improve the agriculture and food industry through development activities including research, education, regulation and investment in the sector as well as providing direct support to farmers through loans, income stabilization and insurance programs.

54	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Notes to the Financial Statements

1. Significant Accounting Policies (continued)

The community development theme includes expenses to maintain and develop engaged and vibrant communities, including financial assistance and infrastructure funding to local governments and other authorities, which in turn provide community services. Community development also includes funding directed to specific community services such as sport, culture, arts, and heritage that improve quality of life.

The economic development theme includes expenses to strengthen, expand and diversify Saskatchewan’s economy as well as to promote trade and growth in export markets. The expenses arise from activities such as research, marketing, product development, financing, financial assistance, technology and infrastructure. Economic development also includes the strategic management of Saskatchewan’s non-renewable resources to support future economic activity.

The education theme includes expenses to develop and maintain a quality prekindergarten through post-secondary education system which is designed to impart knowledge and information, including activities that support and encourage ongoing learning and the acquisition of specialized skills as well as providing supports to help students be successful. The education theme also includes funding for early learning and child care.

The environment and natural resources theme includes expenses to protect and improve the quality of the environment through: the management of fish, wildlife, forests and land; recycling; and the prevention and clean-up of environmental hazards.

The financing charges theme includes expenses associated with general debt including interest, foreign exchange gains and losses, discounts and premiums, fees and commissions. It also includes financing costs related to pension and other employee future benefits liabilities, obligations under long-term financing arrangements such as public private partnerships and capital lease obligations.

The general government theme includes expenses for centralized government services including: government contributions to, and management of, employee benefit plans; property, vehicle and information technology management; the collection of government revenues; the formation of budgetary policy; the preparation and audit of the government’s public accounts; and the constitutional, political and law enactment aspect of the government.

The health theme includes expenses to support, maintain and restore the physical and mental health of Saskatchewan residents. Health expense primarily includes: the delivery of health services through acute, emergency, rehabilitative, long-term, community-based, and home-based care; cancer prevention, diagnosis and treatment programs; the prevention and control of infectious diseases; the subsidization of prescription drugs; and the education and promotion of healthy lifestyles.

The protection of persons and property theme includes expenses to promote and ensure the security, safety and protection of residents and property which is mainly achieved through a fair justice system, policing programs and supervision and rehabilitation services for offenders. Protection of persons and property also includes: services that promote, support and enforce safe work practices and employment standards; provincial emergency management through 911 services, public safety, disaster assistance and wildfire management; and victims’ services.

The social services and assistance theme includes expenses to provide financial assistance and services to individuals and families in need because of poverty, abuse, neglect and disability. This includes income support programs, accessible and safe housing, child protection services, adoption services and providing life’s needs to persons with intellectual disabilities.

The transportation theme includes expenses for the development, construction and maintenance of an integrated provincial transportation system using highways, rural roads, bridges, ferry crossings, airstrips and communication networks.

Schedule 19 identifies the entities included in each theme.

New conceptual framework and reporting model not yet in effect

The Public Sector Accounting Board has issued a new conceptual framework and reporting model that will be effective for public sector entities on April 1, 2026. A conceptual framework is a coherent set of interrelated concepts underlying accounting and financial reporting standards. It prescribes the nature, function and limits of financial accounting and reporting. A reporting model establishes guidance on the presentation of general purpose financial statements.

The government plans to adopt both the conceptual framework and reporting model on their effective date and is currently analyzing the impact this will have on these financial statements.

Government of Saskatchewan Public Accounts 2024-25	55

Summary Financial Statements

Notes to the Financial Statements

2. Fair Value of Financial Instruments

Financial instruments are contracts that give rise to financial assets of one entity and financial liabilities or equity instruments of another entity and are measured at fair value or cost/amortized cost.

The determination of fair value requires judgment and is based on market information where available and appropriate. Fair value measurements are categorized, based on the nature of the inputs used, into one of three levels within a fair value hierarchy as follows:

Level 1	-	determined using unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2	-	determined using quoted prices in markets that are not active or inputs that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Level 3	-	determined using inputs for the asset or liability that are supported by little or no observable market data.

For financial instruments measured at cost or amortized cost, transaction costs are a component of the cost of the financial instruments and gains and losses are recognized in the Statement of Operations. For financial instruments measured using amortized cost, the effective interest rate method is used to determine interest revenues or expenses.

Foreign currency transactions are translated at the exchange rate in effect at the transaction date. Financial assets and liabilities denominated in a foreign currency are translated into Canadian dollars at the exchange rate in effect at March 31.

The fair value hierarchy for financial instruments is as follows:

(thousands of dollars)	2025				2024
	Level 1	Level 2	Level 3	Total	Total
Portfolio investments
Pooled investment funds	10,663	221,827	—	232,490	202,812
Equities	154,347	—	—	154,347	172,076
Derivative assets	—	159,513	—	159,513	75,496
Derivative liabilities	—	(106,666)	—	(106,666)	(62,002)

Total	165,010	274,674	—	439,684	388,382

56	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Notes to the Financial Statements

3. Measurement Uncertainty

The use of estimates and assumptions is integral in determining amounts to be recognized and disclosed in financial statements. Uncertainty that exists when there is another reasonably possible amount is known as measurement uncertainty. While best estimates are used for reporting items subject to measurement uncertainty, it is reasonably possible that changes in future conditions, occurring within one fiscal year, could require a material change in the amounts recognized or disclosed.

Measurement uncertainty, disclosed in aggregate for government service organizations and government business enterprises, that may be material to these financial statements exists in the following recorded amounts:

(thousands of dollars)	2025	2024
Pension liabilities1a	5,987,611	6,154,128
Insurance claim obligations1a	5,092,821	4,732,075
Personal and corporation income taxation revenue1b	4,789,012	5,810,951
Canada Health and Social Transfer revenue1c	2,071,653	1,957,765
Investments1d	1,902,665	1,711,708
Environmental obligations1e	1,479,959	1,153,337
Oil and natural gas non-renewable resource revenue1f	1,151,637	981,147
Potash non-renewable resource revenue1g	604,095	754,903
Resource surcharge revenue1h	529,503	516,854
Tobacco litigation receivable1i	400,000	—
Output-Based Performance Standards revenue1a	362,817	458,916
Agricultural income stability program obligations1a	318,138	272,313
Unbilled utility receivable1j	144,012	146,061
Provincial Disaster Assistance program receivable1i	110,924	168,694

[1]	Uncertainty exists in the valuation of these amounts because:
[a]	Actual experience may differ from actuarial or historical estimations;
[b]	Final assessments may differ from initial economic estimates;
[c]	Changes may occur in economic and demographic conditions in the province and the country;
[d]	Certain investments held by government business enterprises have no active market (level 3 of the fair value hierarchy);
[e]	The existence and extent of contamination and the timing and cost of remediation cannot be reliably estimated in all cases;
[f]	Price and production sensitivities in the royalty revenue structures may exist;
[g]	Actual operating profits may differ from initial estimates:
[h]	Final valuation of resource sales may differ from initial estimates;
[i]	Actual receipts may differ from initial estimates; and
[j]	Actual usage may differ from estimated usage.

4. Risk Management of Financial Instruments

The government, collectively through its government service organizations and government business enterprises, has exposure to the following risks related to its financial instruments: interest rate risk, foreign exchange rate risk, price risk, credit risk and liquidity risk. The government has risk management strategies in place to mitigate these risks.

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate unfavourably with changes in market interest rates.

The government manages this risk on its investments by setting asset mix guidelines that limit the extent to which interest rates impact the market value of the government’s fixed income investments, such as bonds and debentures. It is estimated that a one per cent change in interest rates would impact the government’s operating results by $226 million (2024 - $206 million).

The government manages this risk on its debt by issuing securities at predominantly fixed rates of interest rather than at floating rates of interest. Floating-rate debt primarily refers to floating-rate debentures, short-term promissory notes and fixed-rate debt maturing within one year. The government seeks opportunities to effectively convert floating-rate debt into fixed-rate debt through the use of interest rate swaps. The government has interest rate swaps on a notional value of debt of $34 million (2024 - $38 million). At March 31, 2025, 92.3 per cent (2024 - 91.4 per cent) of the government’s gross debt effectively carries a rate of interest that is fixed for greater than a one-year period.

Government of Saskatchewan Public Accounts 2024-25	57

Summary Financial Statements

Notes to the Financial Statements

4. Risk Management of Financial Instruments (continued)

Public debt includes floating-rate debt of $2.76 billion (2024 - $2.77 billion). A one percentage point change to interest rates would impact the operating results by $28 million (2024 - $28 million).

Foreign exchange rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate unfavourably with a change in the value of the Canadian dollar relative to other currencies. The government is primarily exposed to foreign exchange risk on its investments and general debt.

The government manages this risk on its investments by defining maximum limits on exchange rate sensitive assets, such as foreign equities, in investment portfolios. It is estimated that a ten per cent change in the Canadian dollar relative to other currencies would impact the government’s operating results by $205 million (2024 - $209 million).

The government manages this risk on its debt by maintaining a preference for issuing debt that is denominated in Canadian dollars. Where debt is issued in foreign currencies, the government seeks opportunities to effectively convert it into Canadian dollar debt through the use of cross-currency swaps. At March 31, 2025, 100.0 per cent (2024 - 100.0 per cent) of the government’s gross debt is effectively denominated in Canadian dollars.

The following foreign denominated items are hedged to Canadian dollars using cross-currency swaps:

•	Debentures of 2.00 billion (2024 - 1.00 billion) U.S. dollars fully hedged to $2.71 billion (2024 - $1.27 billion) Canadian;

•	Debentures of 235 million (2024 - 235 million) Euros fully hedged to $354 million (2024 - $354 million) Canadian; and

•	Debentures of 200 million (2024 - 100 million) Swiss francs fully hedged to $288 million (2024 - $138 million) Canadian.

In total, the government has cross-currency swaps on a notional value of debt of $3.35 billion (2024 - $1.76 billion). The effectiveness of these hedges is assessed on an ongoing basis by monitoring the credit ratings of the counterparties to the hedges.

Price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate unfavourably with changes in market prices.

The government’s risk, resulting from its investments’ exposure to changes in equity prices, is managed by having geographically and industry diverse investment portfolios. In addition, the government limits its investment concentration in any one investee or related group of investees to ten per cent of the investee’s share capital and ten per cent of the government’s investment portfolio.

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The government is primarily exposed to credit risk on its cash, receivables, investments and derivative financial instruments. The government’s carrying amounts for these financial assets best represent its maximum exposure to credit risk.

For cash and investments, the government manages this risk by dealing solely with reputable financial institutions, and through an investment policy that limits investments to high credit quality (minimum rating is BBB for bonds and debentures and R-1 for short-term investments) as well as limits the maximum exposure with respect to any one issuer.

For receivables, the government reviews balances and aging information to determine if a valuation allowance is necessary. The government is not exposed to significant credit risk on its receivables. A significant portion of accounts receivable are due from the federal government and collection of these amounts is reasonably assured. Other receivables held by the government are associated with a large and diversified cross-section of residents, customers and other entities, which minimizes the concentration of credit risk exposure associated with any particular individual or entity.

For derivative financial instrument contracts, the government manages this risk by dealing solely with counterparties that have good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis. At March 31, 2025, 100.0 per cent (2024 - 100.0 per cent) of the notional value of the government’s derivative financial instrument contracts is held by counterparties with an S&P Global Rating’s credit rating of A or better.

Liquidity risk is the risk that the government will encounter difficulty in meeting obligations associated with financial liabilities. The government is exposed to liquidity risk on its accounts payable and accrued liabilities, pension liabilities, general debt, obligations under long-term financing arrangements and other liabilities. The government manages its overall liquidity risk by managing cash resources which is achieved by monitoring actual and forecasted cash flows from operating, investing and financing activities.

The government manages this risk on its debt by distributing debt maturities over many years, maintaining sinking funds in which the investment maturities approximate that of the underlying long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity. Schedule 9 provides a summary of contractual maturities for general debt.

Expected contractual maturities related to other financial liabilities are disclosed in schedules 6, 10 and 11.

58	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Notes to the Financial Statements

5. Retirement Benefits

The government sponsors several defined benefit pension plans and a defined contribution pension plan. The government also participates in a joint defined benefit pension plan.

Defined benefit plans provide benefits based on length of service and pensionable earnings. A typical defined benefit plan provides pensions equal to 2.0 per cent of a member’s average five years’ highest salary, multiplied by the years of service to a maximum of 35 years. Employees contribute a percentage of salary, which may vary based on age, to their plan. Pensions and contribution rates are integrated with the Canada Pension Plan.

Actuarial valuations are performed at least triennially. When a valuation is not done in the current fiscal year an actuary extrapolates the most recent valuation. Valuations and extrapolations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality. These assumptions reflect estimates of expected long-term rates and short-term forecasts. Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services. Pension plan assets are valued at market-related values based on the actual market values and for certain plan assets averaged over up to a five-year period.

Joint defined benefit plans are governed by formal agreements between the joint sponsors (i.e. participating employers and plan members) establishing that the joint sponsors have shared control over the plan. Funding contributions and significant risks of the plan are shared on an equitable basis between the joint sponsors. Accordingly, the government accounts for only its portion of the plan. Plan assets and surpluses are restricted for member benefits or certain other purposes set out in the agreements. Plan benefits are determined on the same basis as defined benefit plans.

The accrued benefit obligation is determined using the projected benefit method prorated on services. Pension plan assets are valued at market-related values by averaging the difference between the net investment income on a market-value basis and the expected investment income, based on expected rate of return on plan assets, over a five-year period.

Defined contribution plans provide pensions based on accumulated contributions and investment earnings. Employees contribute a percentage of salary. The government provides contributions at specified rates for employee current service.

Pension plan assets of government sponsored defined benefit and defined contribution plans are invested in fixed income securities, equities, real estate, pooled investment funds and short-term monetary items. The investment in Government of Saskatchewan securities is insignificant for all plans.

Government service organizations

Defined benefit plans and joint defined benefit plan

The two main defined benefit plans are the Teachers’ Superannuation Plan (TSP) and Public Service Superannuation Plan (PSSP). Other plans include Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan, Anti-TB League Employees Superannuation Plan, and Pension Plan for the Non-Teaching Employees of the Saskatoon School Division No.13 (PPNTE). Defined benefits are also payable to members of the former Members of the Legislative Assembly Superannuation Fund (MLA).

The government is required to match employee current service contributions for all plans except PSSP, Judges and PPNTE. Funding contributions are required for PPNTE. Separate pension plan assets are maintained for TSP, Judges and PPNTE. For the other plans, employee contributions are received and pension obligations are paid directly by the government.

The government also participates in the Saskatchewan Healthcare Employees’ Pension Plan (SHEPP), a joint defined benefit plan for employees of the Saskatchewan Health Authority and certain other government health entities. The government participating employers contribute to the plan at the ratio of 1.12 to 1 of employee contributions and any actuarially determined deficiency is the responsibility of participating employers and employees at the same ratio. The government portion of employer contributions represents approximately 97 per cent of total participating employer contributions to the plan.

Government of Saskatchewan Public Accounts 2024-25	59

Summary Financial Statements

Notes to the Financial Statements

5. Retirement Benefits (continued)

Information on the defined benefit plans and the joint defined benefit plan of government service organizations is as follows:

	2025								2024
	TSP	PSSP		Others		SHEPP		Total	Total
Plan status	Closed	Closed		Closed	[1]	Open		n/a	n/a
Employee contribution rate (percentage of salary)	7.85	7.00-9.00	[2]	5.00-8.05	[2]	8.10-10.70	[3]	n/a	n/a
Number of active employees	19	4		1,179		39,774		40,976	41,755
Average age of active employees (years)	68.5	66.0		48.0		43.2		43.4	43.5
Number of former employees entitled to deferred pension benefits	4,303	—		228		2,497		7,028	7,055
Number of superannuates and surviving spouses	9,912	3,773		654		22,958		37,297	36,893
Actuarial valuation date	June 30/24	Dec.31/23		Various		Dec. 31/23		n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	2.75	n/a		3.00-3.25		2.75		n/a	n/a
Expected rate of return on plan assets (percentage)	5.70	n/a		5.00-6.60		6.70		n/a	n/a
Discount rate (percentage)	3.30	3.20		2.90-6.30		6.70		n/a	n/a
Inflation rate (percentage)	2.00	2.00		2.00-2.25		2.00		n/a	n/a
Expected average remaining service life (years)	1.00	n/a		9.00-12.00		13.20		n/a	n/a
Post-retirement index (percentage of annual increase in Consumer Price Index)	80	70		Various		Ad hoc		n/a	n/a

[1]	Judges and PPNTE are open to new membership; all other plans are closed.
[2]	Contribution rate varies based on age upon joining the plan.
[3]	As of January 1, 2025, the employee contribution rate decreased to 7.30-10.40.

Defined contribution plans

The government sponsors the Public Employees Pension Plan (PEPP). The government provides contributions to the plan at specified rates for employee current service. The government also contributes to the Saskatchewan Teachers’ Retirement Plan (STRP) which is sponsored by the Saskatchewan Teachers’ Federation, as well as the Municipal Employees’ Pension Plan (MEPP) and Regina Civic Employees’ Superannuation and Benefit Plan (RCESP). The government’s share of contributions to the defined contribution plans is fully funded.

Information on the defined contribution plans of government service organizations is as follows:

	2025						2024
	PEPP		STRP [1]	MEPP [2]	RCESP [3]	Total	Total
	Government
	Sponsored
Plan status	Open		Open	Open	Open	n/a	n/a
Employee contribution rate (percentage of salary)	4.50-9.00	[4]	10.00	9.00	8.80-13.10	n/a	n/a
Government contribution rate (percentage of salary)	5.00-11.50	[4]	7.25-9.25	9.00	9.80-14.60	n/a	n/a
Government service organization participation
Number of active employees	21,235		15,713	11,080	2,405	50,433	49,352
Employee contributions (thousands of dollars)	117,320		119,155	30,798	11,279	278,552	261,922
Government contributions (thousands of dollars)	137,637		93,123	30,841	12,343	273,944	252,303

[1]

Teachers employed by Boards of Education after July 1, 1980 participate in STRP, a contributory defined benefit pension plan. The government contributes an amount which is set through provincial negotiations.

[2]

Certain employees of Boards of Education and Regional Colleges participate in MEPP, a multi-employer defined benefit plan. All costs, including costs of any actuarially determined deficiency, are equally shared by the employers and employees. At December 31, 2024, audited financial statements for MEPP reported an accrued benefit obligation of $2.54 billion (2023 - $2.42 billion) and plan assets at market value of $4.06 billion (2023 - $3.58 billion). The market value of plan assets is $4.11 billion at March 31, 2025.

[3]

Certain employees of the Saskatchewan Health Authority and a Board of Education participate in RCESP, a multi-employer defined benefit plan. Beginning in January 2016, a December 31, 2014 actuarial determined deficiency was funded through participating employer and employee contributions at a rate of 60 per cent and 40 per cent respectively. As of December 31, 2024, the deficiency has been eliminated. As a result, beginning in January 2025, the employee and government contribution rates are funded on a 50:50 basis at rates of 8.25-12.25 per cent. At December 31, 2024, audited financial statements for RCESP reported an accrued benefit obligation of $1.70 billion (2023 - $1.63 billion) and plan assets at market value of $1.94 billion (2023 - $1.79 billion). The market value of plan assets is $1.94 billion at March 31, 2025.

[4]	Contribution rate varies based on employee group.

60	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Notes to the Financial Statements

5. Retirement Benefits (continued)

Pension expense

The total pension expense of government service organizations includes the following:

(thousands of dollars)	2025	2024
Defined benefit plans
Current period benefit cost	19,478	19,858
Amortization of estimation adjustments	64,054	229,001
Employee contributions	(4,911)	(4,447)
Change in valuation allowance	3,782	(1,996)
Pension interest cost (schedule 16 )	181,829	175,437

Pension expense, defined benefit plans	264,232	417,853
Other plans
Pension expense, joint defined benefit plan	206,357	200,474
Pension expense, defined contribution plans	273,944	252,303

Total Pension Expense (schedule 17 )	744,533	870,630

Government business enterprises

Defined benefit plans

There are additional pension plans which are accounted for in the investment in government business enterprises. The two main defined benefit plans of government business enterprises are the Power Corporation Superannuation Plan (SaskPower) and Saskatchewan Telecommunications Pension Plan (SaskTel). Other plans include the Saskatchewan Government Insurance Superannuation Plan and Liquor Board Superannuation Plan.

The government contributes the amount necessary to fund the payment of pension benefits.

Information on the defined benefit plans of government business enterprises is as follows:

	2025				2024
	SaskPower	SaskTel	Others	Total	Total
Plan status	Closed	Closed	Closed	n/a	n/a
Number of active employees	1	4	1	6	7
Number of former employees, superannuates and surviving spouses	1,403	1,658	195	3,256	3,345
Government contributions (thousands of dollars)	—	—	2,628	2,628	3,270
Benefits paid (thousands of dollars)	58,386	60,540	5,175	124,101	125,496
Actuarial valuation date	Sept. 30/22	Mar. 31/23	Various	n/a	n/a
Long-term assumptions used
Discount rate (percentage)	4.45	4.50	4.40-4.50	n/a	n/a
Inflation rate (percentage)	2.00	2.25	2.00	n/a	n/a
Post-retirement index (percentage of annual increase in Consumer Price Index)	70	100	Various	n/a	n/a

Government of Saskatchewan Public Accounts 2024-25	61

Summary Financial Statements

Notes to the Financial Statements

5. Retirement Benefits (continued)

Based on the latest actuarial valuation with extrapolations to the government business enterprises’ year ends, the present value of the accrued benefit obligation and the fair value of plan assets are shown in the table below:

(thousands of dollars)	2025				2024
	SaskPower	SaskTel	Others	Total	Total
Accrued benefit obligation	635,782	743,023	55,928	1,434,733	1,450,643
Fair value of plan assets	618,627	854,059	32,050	1,504,736	1,519,389

Plan Deficit (Surplus)	17,155	(111,036)	23,878	(70,003)	(68,746)
Valuation allowance	—	111,036	3,114	114,150	113,834

Pension Liabilities	17,155	—	26,992	44,147	45,088

Defined contribution plan

Information on government business enterprises’ participation in PEPP is as follows:

	2025	2024
Plan status	Open	Open
Employee contribution rate (percentage of salary) [1]	4.45-8.60	4.45-8.60
Government contribution rate (percentage of salary) [1]	5.50-11.00	5.50-11.00
Government business enterprise participation
Number of active employees	13,275	12,840
Government contributions (thousands of dollars)	87,971	81,387

[1]	Contribution rate varies based on employee group.

Pension expense

Pension expense for government business enterprises is included in net income from government business enterprises. The total pension expense of government business enterprises includes the following:

(thousands of dollars)	2025	2024
Defined benefit plans	(2,463)	(1,051)
Defined contribution plan	87,971	81,387

Total Pension Expense	85,508	80,336

Net Pension Loss (Gain) Included in Other Comprehensive Income	4,150	(61,975)

62	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Notes to the Financial Statements

6. Trust Funds

Trust fund assets held and administered by the government are as follows:

(thousands of dollars)	2025	2024
Pension plans and annuity funds	20,795,028	19,252,535
Employee benefit plans	720,882	691,660
Public Guardian and Trustee of Saskatchewan	323,885	319,395
Other	45,214	42,652

Total Trust Fund Assets[1]	21,885,009	20,306,242

[1]	Amounts are based on the latest available financial statements of the funds closest to March 31, 2025.

7. Contractual Rights and Obligations

Contractual Rights

The government has the following contractual rights reported by the year the amounts are expected to be recognized:

(thousands of dollars )	2025							2024
	2026	2027	2028	2029	2030	Thereafter	Total	Total
Government Service Organizations
Transfers from the federal government
Operating[1]	833,568	347,682	280,576	139,280	70,934	41,833	1,713,873	2,092,285
Capital	147,600	156,521	74,364	48,426	75,699	160,709	663,319	625,072
Other own-source revenue
Fees
Real property sales and leases	64,515	19,642	15,524	13,544	12,688	100,215	226,128	222,596
Other fees	51,395	49,603	42,581	38,769	6,867	41,235	230,450	231,251
Miscellaneous	—	—	—	—	—	—	—	2,018

Total Government Service Organizations	1,097,078	573,448	413,045	240,019	166,188	343,992	2,833,770	3,173,222

Government Business Enterprises
Utility sector	404,593	204,050	119,134	23,509	—	—	751,286	781,173
Liquor and gaming sector[2]	127,199	132,619	137,876	143,600	149,857	—	691,151	571,421

Total Government Business Enterprises	531,792	336,669	257,010	167,109	149,857	—	1,442,437	1,352,594

Total Contractual Rights[3]	1,628,870	910,117	670,055	407,128	316,045	343,992	4,276,207	4,525,816

[1]	The contractual rights for federal operating transfer agreements with no expiration date include estimated revenue for up to 10 contract years. Contractual rights beyond this could be significant.

[2]	A gaming agreement has an expiration date that extends to 2037 for which contractual rights beyond 2030 are not included and could be significant.

[3]

Contractual rights that cannot be reasonably estimated have not been included in the table above, but could be significant. These rights include: Sustainable Canadian Agricultural Partnership, for which transfers from the federal government are based on annual crop yields; private reinsurance agreements, for which insurance recovery revenue arises from catastrophic events (e.g. severe weather); and forest management agreements, for which licensees pay fees based on cubic meters harvested.

Government of Saskatchewan Public Accounts 2024-25	63

Summary Financial Statements

Notes to the Financial Statements

7. Contractual Rights and Obligations (continued)

Contractual Obligations

The government has the following contractual obligations reported by the year the amounts are expected to be recognized:

(thousands of dollars )	2025							2024
	2026	2027	2028	2029	2030	Thereafter	Total	Total
								(Restated)
Government Service Organizations
Transfers
Policing	255,160	261,545	247,375	251,889	258,186	535,898	1,810,053	2,051,939
Social supports and services	412,420	203,075	67,402	—	—	—	682,897	772,513
Health and medical services and supports	238,657	113,742	93,167	77,694	63,451	12,029	598,740	530,119
Capital	222,339	225,394	71,548	14,240	1,010	2,020	536,551	421,103
Gaming	93,277	106,500	108,925	111,650	114,000	—	534,352	508,843
Post secondary education	418,646	2,690	2,650	566	—	—	424,552	421,990
Beverage container collection and recycling	36,929	37,047	37,626	—	—	—	111,602	148,896
Research and development	18,716	18,884	14,089	1,549	490	—	53,728	74,250
Other	116,602	47,285	27,698	4,606	1,519	1,223	198,933	179,516
Construction and acquisition of tangible capital assets	835,875	327,972	252,562	3,920	2,178	4,292	1,426,799	1,855,442
Operation, maintenance and life cycle rehabilitation payments under P3s	27,742	30,307	34,030	40,754	41,686	921,683	1,096,202	1,120,657
Service agreements
Computer	206,573	93,325	62,123	27,756	17,653	22,718	430,148	554,037
Transportation	45,942	35,738	29,878	15,667	2,775	—	130,000	162,017
Emergency communications	16,324	16,514	17,043	3,032	—	—	52,913	69,199
Other	33,677	18,367	12,420	4,177	3,922	56,441	129,004	145,601
Operating lease agreements	102,173	77,538	61,005	47,041	37,549	139,132	464,438	416,636
Other	4,446	4,446	4,446	4,446	—	6,696	24,480	85,537

Total Government Service Organizations[1]	3,085,498	1,620,369	1,143,987	608,987	544,419	1,702,132	8,705,392	9,518,295

Government Business Enterprises
Forward purchase contracts
Power	478,977	499,117	546,924	624,468	611,440	11,506,013	14,266,939	9,741,809
Coal	209,444	255,076	244,650	210,922	115,588	—	1,035,680	447,966
Natural gas	219,451	174,816	142,165	136,394	88,683	145,011	906,520	960,851
Other	49,922	—	—	—	—	—	49,922	—
Construction, acquisition and maintenance of capital assets	3,005,933	777,003	568,810	198,785	50,056	376,931	4,977,518	4,218,811
Service agreements	203,410	32,213	17,138	4,028	67	—	256,856	274,519
Other	7,963	2,673	1,704	28	24	276	12,668	15,299

Total Government Business Enterprises	4,175,100	1,740,898	1,521,391	1,174,625	865,858	12,028,231	21,506,103	15,659,255

Total Contractual Obligations	7,260,598	3,361,267	2,665,378	1,783,612	1,410,277	13,730,363	30,211,495	25,177,550

[1]	Contractual obligations for government service organizations by theme are as follows:

	2025	2024
Protection of persons and property	2,093,074	2,237,193
General government	1,332,759	1,743,334
Health	1,226,273	1,247,854
Community development	1,087,137	949,480
Transportation	950,438	1,029,261
Education	932,943	1,057,232
Social services and assistance	737,519	815,322
Environment and natural resources	172,095	209,080
Economic development	94,116	75,963
Agriculture	79,038	153,576

Total Government Service Organizations	8,705,392	9,518,295

64	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Notes to the Financial Statements

8. Contingencies

Contingent Assets

The government has instituted claims against opioid manufacturers for the recovery of health care benefits paid as a result of opioid consumption and marketing. The amount of the potential recovery cannot be estimated.

Contingent Liabilities

The government is involved in various legal actions, the outcome of which is not determinable. Up to $606 million (2024 - $590 million) may be paid depending on the outcome of lawsuits in progress which include aboriginal land claims, claims for damages to persons and property and disputes over taxes and funding.

The government also has up to $5 million (2024 - $5 million) in other contingent liabilities that are dependent on environmental remediation and guaranteed debt repayments.

9. Changes to Accounting Standards

During 2023-24, the government adopted PS 3400 Revenue, establishing guidance on the recognition, measurement, presentation and disclosure of revenue. As a result, the government recognized $71 million in fees revenue that was previously recorded as unearned revenue.

Additionally, the following other accounting policies were adopted in 2023-24, resulting in a net decrease to the accumulated operating deficit, beginning of year of $173 million.

The government adopted PS 3160 Public Private Partnerships, establishing guidance on the recognition, measurement and disclosure of public private partnership (P3) arrangements. As a result, the discount rate used to measure P3 assets and liabilities was changed from the government’s cost of borrowing to the weighted average cost of capital specific to each P3 arrangement. This resulted in an increase to the accumulated operating deficit, beginning of year of $33 million and decreases to tangible capital assets of $295 million and obligations under long-term financing arrangements of $262 million.

Government business enterprises, as required by International Financial Reporting Standards (IFRS), adopted IFRS 17 Insurance Contracts, which requires a revised method of measuring insurance contract liabilities. This resulted in a $206 million decrease to the accumulated operating deficit, beginning of year and a corresponding increase to the investment in government business enterprises.

Government of Saskatchewan Public Accounts 2024-25	65

Summary Financial Statements

Notes to the Financial Statements

10. Small Modular Reactor Investment Fund

The Small Modular Reactor Investment Fund (SMRIF) is a segregated fund designed to support the future development of a small modular nuclear reactor. The SMRIF, as part of the General Revenue Fund, consists of revenue from the electricity sector net of any Clean Electricity Transition Grants. Investment income earned is retained in the SMRIF.

(thousands of dollars)	2025		2024
	Budget	Actual	Actual
Electricity sector revenue
Output-Based Performance Standards	280,900	280,493	337,853
SaskPower corporation capital tax	60,800	61,992	—
SaskPower usage-based payments	30,400	31,137	—
SMRIF investment income	10,000	9,416	—

Total electricity sector revenue[1]	382,100	383,038	337,853
Clean Electricity Transition grant[2]	(140,000)	(140,000)	—

Net electricity sector revenue attributable to SMRIF	242,100	243,038	337,853

Small Modular Reactor Investment Fund
SMRIF, beginning of year	337,853	337,853	—
Net electricity sector revenue attributable to SMRIF	242,100	243,038	337,853

SMRIF, end of year[3]	579,953	580,891	337,853

[1]	Included in own-source revenue (schedule 14).
[2]	Included in environment and natural resources transfers expense (schedule 15).
[3]	Includes $43 million (2024 - nil) of cash, $448 million of portfolio investments (2024 - nil), and $90 million (2024 - $338 million) of accounts receivable.

11. Comparative Figures

Certain 2024 comparative figures are reclassified to conform with the current year’s presentation.

66	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Accounts Receivable	Schedule 1
As at March 31, 2025
(thousands of dollars)

	2025	2024
Taxation	703,767	636,348
Non-renewable resources	296,083	279,200
Other own-source[1]	1,735,961	1,489,854
Transfers from the federal government	539,354	1,011,402

Total Accounts Receivable	3,275,165	3,416,804
Provision for loss	(249,374)	(245,131)

Accounts Receivable	3,025,791	3,171,673

[1]

Includes $400 million (2024 - nil), the province’s estimated proceeds to be received in annual payments expected to continue for at least the next 20 years from the resolution of the tobacco litigation between three tobacco manufacturers and provincial and territorial governments. Saskatchewan’s share is 2.9 per cent, or approximately $712 million, of the total $24.73 billion owed to the provinces and territories. The distribution of proceeds will include an upfront payment of $179 million in 2025-26 and $533 million in future annual installments. There is significant uncertainty over the amount and timing of the future payments as these are dependent on the profitability of the three major tobacco companies from the sales of tobacco products. Actual revenue could vary significantly from the estimate.

Loans Receivable	Schedule 2
As at March 31, 2025
(thousands of dollars)

	2025	2024
Loans to government business enterprises[1]	916,644	923,565
Student loans[2]	559,279	507,537
Other[3]	2,745	3,529

Total Loans Receivable	1,478,668	1,434,631
Provision for loss	(123,052)	(108,632)

Loans Receivable	1,355,616	1,325,999

[1]

The government has $975 million (2024 - $975 million) in loans receivable from government business enterprises repayable over 2 to 18 years and bearing interest between 3.4 and 5.2 per cent (2024 - 3.4 and 5.2 per cent). The loans are recorded net of $63 million (2024 - $51 million) for the government business enterprises’ equity in sinking funds administered by the government. The government has an additional loan receivable of $5 million (2024 - nil) from a government business enterprise that is due within one year.

[2]

Student loans are interest free until the discontinuance of full-time studies or graduation. Interest rates are prescribed by the government and range between 4.0 and 4.9 per cent (2024 - 7.0 and 7.9 per cent). Student grants and other varieties of loan forgiveness are available to students who meet specific criteria.

The administration and delivery of the federal and provincial student loans programs is integrated. The government approves applications for both provincial and federal loans. External agencies are contracted to disburse, administer and collect loans, and the federal government is responsible for collection of loans in default.

A loss provision of $122 million (2024 - $108 million) is recorded on these loans.

[3]

Consists of numerous loans at various interest rates and maturities. Security varies and may include promissory notes, mortgages on real property, security agreements or guarantees. A loss provision of $1 million (2024 - $1 million) is recorded on these loans.

Government of Saskatchewan Public Accounts 2024-25	67

Summary Financial Statements

Investment in Government Business Enterprises

As at March 31, 2025

(thousands of dollars)

	Utility
					Sask Gov’t
	SaskEnergy	SaskPower	SaskTel	SaskWater	Insurance
Assets
Cash and cash equivalents	2,236	50,467	21,641	1,948	25,396
Accounts receivable	171,239	490,916	220,332	9,048	139,430
Inventories	22,275	417,909	44,194	1,567	—
Sinking fund investments	197,094	930,865	165,817	20,570	—
Other investments[3]	—	—	—	—	1,760,375
Capital assets	3,392,396	12,845,560	2,547,833	420,965	26,193
Intangible assets	43,990	68,847	390,947	64	5,512
Other assets	4,958	85,813	228,395	1,586	27,354

Total Assets[4]	3,834,188	14,890,377	3,619,159	455,748	1,984,260

Liabilities
Accounts payable and accrued liabilities	192,483	806,033	178,207	6,428	53,728
Dividends payable to government entities	16,329	—	5,883	1,914	4,500
Gross debt	2,049,158	9,276,960	1,944,841	111,597	—
Insurance contract liabilities	—	—	—	—	1,223,232
Other liabilities[7]	265,758	1,746,623	138,438	247,666	17,443

Total Liabilities[4]	2,523,728	11,829,616	2,267,369	367,605	1,298,903

Net Assets	1,310,460	3,060,761	1,351,790	88,143	685,357

Revenue
Operating	922,667	3,253,617	1,360,852	71,102	1,426,101
Investment income[5]	—	8,356	7,021	(13)	132,917

Total Revenue[4]	922,667	3,261,973	1,367,873	71,089	1,559,018

Expense
Operating	762,933	2,774,279	1,237,576	59,739	80,609
Insurance service	—	—	—	—	1,434,499
Financing charges[5]	69,215	411,974	48,089	2,786	710

Total Expense[4]	832,148	3,186,253	1,285,665	62,525	1,515,818

Income (loss) from operations	90,519	75,720	82,208	8,564	43,200
Unusual items	—	—	—	—	—

Net Income from Government Business Enterprises	90,519	75,720	82,208	8,564	43,200
Retained earnings (loss), beginning of year	1,237,062	2,236,831	980,066	75,559	584,438
Adjustment to retained earnings (loss)[6]	—	—	(1,074)	—	—
Dividends to government entities	(31,855)	—	(32,883)	(4,282)	(18,000)

Retained earnings, end of year	1,295,726	2,312,551	1,028,317	79,841	609,638

Accumulated other comprehensive income (loss), beginning of year	(12,639)	122,903	86,863	(939)	(3,698)
Other comprehensive income (loss)	5,842	32,307	(390)	541	(583)

Accumulated other comprehensive income (loss), end of year	(6,797)	155,210	86,473	(398)	(4,281)

Equity advances from government entities	21,531	593,000	237,000	8,700	80,000

Investment in Government Business Enterprises	1,310,460	3,060,761	1,351,790	88,143	685,357

[1]	Net assets are: [a] held on behalf of Saskatchewan’s motoring public and cannot be used for any other purpose; [b] maintained in an injury fund and cannot be used for any other purpose.
[2]	Adjustments primarily include the elimination of unrealized inter-entity gains and losses.
[3]

Includes bonds and debentures of $3.03 billion (2024 - $2.79 billion) that bear interest at rates up to 6.5 per cent (2024 - up to 6.5 per cent) and have maturity dates up to 52.5 years (2024 - up to 53.5 years).

[4]

Total assets include $1.58 billion (2024 - $1.39 billion) due from or invested in public sector entities (entities); total liabilities include $13.78 billion (2024 - $12.88 billion) in gross debt owing to entities and $575 million (2024 - $783 million) in accounts payable or services due to entities; total revenue includes $608 million (2024 - $496 million) from entities; and total expense includes $1.36 billion (2024 - $1.28 billion) paid and owing to entities.

[5]	Financing charges is reported net of sinking fund earnings. Financing charges in the amount of $412 million (2024 - $401 million) was paid and owing to entities.
[6]	In 2024 certain government business enterprises adopted IFRS 17 Insurance Contracts which required significant changes to the accounting for insurance and reinsurance contracts (note 9).

68	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Schedule 3

						2025	2024
Insurance & Financing			Liquor & Gaming
Sask Auto	Workers’	Municipal	Liquor & Gaming	Lotteries &
Fund1a	Comp.1b	Financing Corp.	Authority	Gaming Sask	Adjustments[2]	Total	Total
47,361	197,818	413	29,541	59,787	—	436,608	758,049
49,167	5,902	5,973	35,257	95,309	—	1,222,573	1,162,234
5,823	—	—	19,725	118	—	511,611	464,791
—	—	21,280	—	—	—	1,335,626	1,151,371
3,133,121	2,303,144	351,549	—	15,854	—	7,564,043	7,172,938
41,399	17,059	—	23,236	163,759	(49,250)	19,429,150	17,832,208
28,720	798	—	4,475	—	—	543,353	548,279
1,224	2,678	—	1,914	1,365	—	355,287	363,790

3,306,815	2,527,399	379,215	114,148	336,192	(49,250)	31,398,251	29,453,660

64,833	18,734	1,651	16,286	73,538	—	1,411,921	1,515,766
—	—	—	67,829	60,778	—	157,233	126,040
—	—	357,446	—	48,615	—	13,788,617	12,880,174
2,515,098	1,829,118	—	—	—	—	5,567,448	5,181,317
—	14,354	—	30,033	3,185	(124,968)	2,338,532	1,889,235

2,579,931	1,862,206	359,097	114,148	186,116	(124,968)	23,263,751	21,592,532

726,884	665,193	20,118	—	150,076	75,718	8,134,500	7,861,128

1,272,022	355,825	—	655,613	743,937	(1,888)	10,059,848	9,974,203
257,702	284,589	12,703	—	2,560	—	705,835	497,179

1,529,724	640,414	12,703	655,613	746,497	(1,888)	10,765,683	10,471,382

228,079	77,072	50	382,350	514,227	3,872	6,120,786	6,123,230
1,499,651	372,281	—	—	—	—	3,306,431	2,943,587
—	352	11,915	1,432	7,794	—	554,267	540,017

1,727,730	449,705	11,965	383,782	522,021	3,872	9,981,484	9,606,834

(198,006)	190,709	738	271,831	224,476	(5,760)	784,199	864,548
—	—	—	392	—	—	392	36,875

(198,006)	190,709	738	272,223	224,476	(5,760)	784,591	901,423
924,890	474,484	19,855	(5,485)	116,403	79,368	6,723,471	6,144,681
—	—	—	(1,036)	—	2,110	—	206,396
—	—	—	(269,174)	(190,803)	—	(546,997)	(529,029)

726,884	665,193	20,593	(3,472)	150,076	75,718	6,961,065	6,723,471

—	—	(549)	5,485	—	—	197,426	155,842
—	—	74	(2,013)	—	—	35,778	41,584

—	—	(475)	3,472	—	—	233,204	197,426

—	—	—	—	—	—	940,231	940,231

726,884	665,193	20,118	—	150,076	75,718	8,134,500	7,861,128

[7]	Capital lease obligations, reported in other liabilities above, have the following payment schedule:

	2025	2024
2024-25	—	198,507
2025-26	194,493	170,967
2026-27	194,053	171,590
2027-28	192,422	172,160
2028-29	192,360	173,363
2029-30	192,090	—
Thereafter	1,041,365	844,814

	2,006,783	1,731,401
Less interest and executory costs	(939,564)	(798,843)

Leases[a]	1,067,219	932,558

[a]	Leases bear interest up to 15.8 per cent (2024 - up to 15.8 per cent) and have expiry dates up to 64.3 years (2024 - up to 65.3 years).

Government of Saskatchewan Public Accounts 2024-25	69

Summary Financial Statements

Sinking Fund Investments	Schedule 4
As at March 31, 2025
(thousands of dollars)

	2025			2024
	Sinking Fund			Sinking Fund
	Investments Held for			Investments Held for
		Government			Government
		Business			Business
		Enterprise	Sinking		Enterprise	Sinking
	General	Specific	Fund	General	Specific	Fund
	Debt	Debt	Investments	Debt	Debt	Investments
Government Service Organization Sinking Fund Investments
General Revenue Fund
Operating	883,379	—	883,379	877,294	—	877,294
Saskatchewan Capital Plan	1,048,118	—	1,048,118	814,610	—	814,610
Innovation Saskatchewan	7,125	—	7,125	6,514	—	6,514

Total Government Service Organization Sinking Fund Investments	1,938,622	—	1,938,622	1,698,418	—	1,698,418

Government Business Enterprise Sinking Fund investments[1]
Saskatchewan Power Corporation	34,244	926,122	960,366	25,573	828,275	853,848
SaskEnergy Incorporated	15,513	187,052	202,565	14,232	176,181	190,413
Saskatchewan Telecommunications Holding Corporation	1,043	167,736	168,779	507	143,289	143,796
Municipal Financing Corporation of Saskatchewan	12,556	9,521	22,077	11,123	9,524	20,647
Saskatchewan Water Corporation	—	20,972	20,972	—	17,685	17,685

Total Government Business Enterprise Sinking Fund Investments	63,356	1,311,403	1,374,759	51,435	1,174,954	1,226,389

Total sinking fund investments[2] [3]	2,001,978	1,311,403	3,313,381	1,749,853	1,174,954	2,924,807
Government of Saskatchewan securities held as sinking fund investments (schedule 9)	(343,920)	(222,734)	(566,654)	(306,774)	(205,174)	(511,948)

Sinking Fund Investments	1,658,058	1,088,669	2,746,727	1,443,079	969,780	2,412,859

[1]

Schedule 3 provides information on government business enterprises (GBEs) as presented in their audited financial statements closest to March 31, 2025. The sinking fund investments reported above are $39 million (2024 - $75 million) higher than the sinking fund investments reported on schedule 3 mainly to conform to Canadian public sector accounting standards.

70	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Sinking Fund Investments (continued)	Schedule 4

[2]	Sinking fund investment transactions during the year are as follows:

	2024	2025
	Sinking				Sinking
	Fund				Fund
	Investments	Contributions[a]	Earnings[b]	Redemptions[c]	Investments
Sinking fund investments held for:
General debt	1,749,853	260,576	64,096	(72,547)	2,001,978
GBE specific debt	1,174,954	111,140	42,572	(17,264)	1,311,403

Total Sinking Fund Investments	2,924,807	371,716	106,668	(89,811)	3,313,381

[a]

Annual contributions, established by Order in Council, are typically set at a minimum of either one or two per cent of debentures outstanding. The aggregate amount of contributions estimated to be required in each of the next five years and thereafter to meet sinking fund requirements by debt classification are as follows:

	2026	2027	2028	2029	2030	Thereafter	Total
Sinking fund investments held for:
General debt	297,179	303,179	287,429	275,479	256,879	3,274,307	4,694,452
GBE specific debt	115,390	116,123	115,854	115,282	111,932	1,795,827	2,370,408

Total Sinking Fund Investment Contributions	412,569	419,302	403,283	390,761	368,811	5,070,134	7,064,860

[b]	Sinking fund investment earnings include gains on investment sales of $2 million (2024 - losses of $38 million).
[c]	Redemptions are based on the market value of the sinking fund units at the date of redemption.
[3]	Sinking fund investments are as follows:

	2025	2024
Long-term investments[a] in securities of:
Governments of other provinces (coupon interest range 0 to 6.5 per cent; maturing in 0.4 to 30.7 years)	1,640,055	1,360,946
Government of Canada (coupon interest range 1.3 to 4.5 per cent; maturing in 0 to 30.7 years)	1,019,042	959,454
Government of Saskatchewan (coupon interest range 2.2 to 6.4 per cent; maturing in 1.2 to 29.7 years)	566,654	511,948
Cash, cash equivalents and accrued interest	87,630	92,459

Total Sinking Fund Investments	3,313,381	2,924,807

[a]	The average yield to maturity on long-term investments at March 31, 2025 is 3.5 per cent (2024 - 3.4 per cent).

Government of Saskatchewan Public Accounts 2024-25	71

Summary Financial Statements

Portfolio Investments	Schedule 5
As at March 31, 2025
(thousands of dollars)

	2025	2024
Bonds and debentures[1]	777,901	408,765
Pooled investment funds	232,490	202,812
Equities	154,347	172,076
Other[2]	270,796	249,508

Total Portfolio Investments	1,435,534	1,033,161
Government of Saskatchewan securities held as investments (schedule 9)	(74,860)	(157,362)

Portfolio Investments	1,360,674	875,799

[1]	Bonds and debentures held by the government have a market value of $779 million (2024 - $408 million) and include securities of:

	2025	2024
Government of Canada (coupon interest range 0.3 to 4.5 per cent; maturing in 0.2 to 29.9 years)	341,127	58,278
Governments of other provinces (coupon interest range 1.6 to 6.6 per cent; maturing in 0.1 to 32.9 years)	257,780	121,397
Government of Saskatchewan (coupon interest range 0.8 to 2.2 per cent; maturing in 0.4 to 6.2 years)	74,860	157,362
Corporations (coupon interest range 1.1 to 7.1 per cent; maturing in 0.2 to 55.9 years)	64,750	65,417
Other (coupon interest range 0.1 to 5.4 per cent; maturing in 0.3 to 29.9 years)	39,384	6,311

Total Bonds and Debentures	777,901	408,765

[2]	Includes fixed-rate securities of $259 million (2024 - $241 million) with a market value of $260 million (2024 - $242 million).

72	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Accounts Payable and Accrued Liabilities	Schedule 6
As at March 31, 2025
(thousands of dollars)

	2025	2024
Salaries and benefits[1] 6a	1,179,683	1,067,582
Transfers[2] 6c	948,164	1,090,794
Supplier payments6b	575,382	552,995
Asset retirement obligations[3] 6c	331,162	329,059
Contaminated sites[4] 6c	313,403	333,390
Financing charges6b	216,665	181,157
Federal government repayments[5] 6c	129,473	142,762
Treaty land entitlement claims6c	89,280	86,012
Other6c	625,813	412,788

Total Accounts Payable and Accrued Liabilities	4,409,025	4,196,539

[1]	Includes accruals for other employee future benefits of $465 million (2024 - $459 million) mainly for accumulated sick leave, long-term disability and life insurance benefits.
[2]	Includes transfers to the federal government of $165 million (2024 - $176 million) and capital transfers of $108 million (2024 - $150 million).
[3]

The government has legal obligations for the removal of asbestos from certain buildings at an estimated cost of $316 million (2024 - $316 million), the disposal of certain equipment at an estimated cost of $8 million (2024 - $8 million) and the decommissioning of landfills at an estimated cost of $7 million (2024 - $5 million).

[4]	Includes remediation for:

Abandoned mines

The government is responsible for remediation of certain abandoned uranium and precious and base metal mines on Crown land, where the companies that caused the contamination no longer exist. The contaminated sites liabilities include $94 million (2024 - $117 million) for the remediation of uranium mines. These sites have building debris, radioactive tailings, acidic water conditions and elevated radiation in exposed waste rock. The contaminated sites liabilities also include $62 million (2024 - $61 million) related to precious and base metal mines, which have several contaminants in soil, sediment and surface water from waste rock, tailings and concentrates.

Soil contamination

The government is responsible for remediation of soil contamination of $102 million (2024 - $100 million), primarily related to the storage of road salt, asphalt and fuel inventories.

Industrial operations

The government has provided $55 million (2024 - $55 million) indemnity for environmental liabilities related to the industrial operations of a chemical plant and pulp mill site. These sites have excessive mercury levels in the soil and excessive contaminants in a landfill waste area, respectively.

[5]	Includes amounts repayable for income taxes and Equalization transfers.

[6]	The government’s exposure to liquidity risk related to accounts payable and accrued liabilities is as follows:

[a]

Except for employee future benefit accruals, the liabilities for salaries and benefits are generally payable within one year. The liabilities for employee future benefits are generally long-term in nature and the associated repayment terms are not reliably estimated.

[b]	The liabilities for supplier payments and financing charges are generally payable within one year.

[c]	Estimated payment terms for certain liabilities are as follows:

	2026	2027	2028	2029	2030	Thereafter[i]	Total
Transfers	768,305	59,981	6,567	10,386	—	102,925	948,164
Asset retirement obligations	9	1,503	540	900	3,159	325,051	331,162
Contaminated sites	70,531	13,698	9,802	6,457	6,318	206,597	313,403
Federal government repayments	13,289	116,184	—	—	—	—	129,473
Treaty land entitlement claims	18,071	—	—	—	—	71,209	89,280
Other	348,541	4,053	186	178	3,979	268,876	625,813

[i]	Amounts for which no specific repayment terms exist are classified as thereafter.

Government of Saskatchewan Public Accounts 2024-25	73

Summary Financial Statements

Unearned Revenue	Schedule 7
As at March 31, 2025
(thousands of dollars)

	2025	2024
Own-source[1]	338,583	308,343
Transfers from the federal government[2]	39,345	74,483

Total Unearned Revenue	377,928	382,826

[1]	Includes $160 million (2024 - $140 million) for registry access fees.
[2]	Includes $24 million (2024 - $68 million) for early learning and childcare.

74	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Pension Liabilities	Schedule 8
As at March 31, 2025
(thousands of dollars)

	2025				2024
	TSP	PSSP	Others	Total	Total
Accrued benefit obligation, beginning of year	4,695,537	1,361,618	469,073	6,526,228	6,719,686
Current period benefit cost	227	—	19,251	19,478	19,858
Interest cost	141,584	40,540	20,941	203,065	195,047
Actuarial (gains) losses	(83,597)	59,767	17,515	(6,315)	48,320
Benefit payments	(326,783)	(107,730)	(25,447)	(459,960)	(456,683)

Accrued Benefit Obligation, End of Year	4,426,968	1,354,195	501,333	6,282,496	6,526,228

Plan assets, beginning of year	151,512	—	219,688	371,200	373,499
Employer contributions	303,679	107,698	18,431	429,808	427,810
Employee contributions	33	—	4,878	4,911	4,447
Return on plan assets[1]	7,597	32	13,607	21,236	19,610
Actuarial (losses) gains	(866)	—	2,572	1,706	2,517
Benefit payments	(326,783)	(107,730)	(25,447)	(459,960)	(456,683)

Plan Assets, End of Year[2]	135,172	—	233,729	368,901	371,200

	4,291,796	1,354,195	267,604	5,913,595	6,155,028
Unamortized estimation adjustment gains (losses)[3]	82,731	(59,767)	(3,061)	19,903	(52,172)
Joint defined benefit plan (SHEPP) net asset[1] [4]	n/a	n/a	(2,145,920)	(2,145,920)	(1,831,014)
Valuation allowance[5]	—	—	2,155,886	2,155,886	1,837,198

Total Pension Liabilities[6]	4,374,527	1,294,428	274,509	5,943,464	6,109,040

[1]	The actual rate of return on plan assets is 5.6 per cent (2024 - 6.9 per cent) for TSP and 12.2 per cent (2023 - 8.3 per cent) for SHEPP.
[2]	The market value of plan investments is $379 million at March 31, 2025 (2024 - $370 million) for the defined benefit plans.
[3]

Unamortized estimation adjustments are amortized to pension expense over the expected average remaining service life of the related employee group at the time the estimation adjustments arose and commence in the year following the adjustment as follows: in the year following for TSP and PSSP and up to 13.2 years for SHEPP and the other plans.

[4]	SHEPP reported the following, at December 31:

	2024	2023
Accrued benefit obligation	8,643,200	8,152,500
Plan assets at market-related values	10,870,221	10,191,735
Unamortized estimation adjustment gains	81,101	208,221
Government portion of employer contributions	206,357	200,474
Member contributions	189,552	183,169
Benefit payments	482,800	455,300
Market value of plan investments	11,059,956	9,977,184

The market value of SHEPP’s investments is $11.11 billion at March 31, 2025.

[5]

The valuation allowance includes $2.15 billion (2023 - $1.83 billion) for SHEPP which reduces the government portion of SHEPP pension asset to nil as plan assets and surpluses are restricted for member benefits.

[6]

The total pension liabilities are based on the latest actuarial valuations extrapolated to March 31, 2025 for the defined benefit plans and December 31, 2024 for the joint defined benefit plan. Changes in assumptions can result in significantly higher or lower estimates of pension liabilities. A decrease or increase in the discount rate would impact as follows:

			(Decrease) Increase
		Rate Change	in Pension Liability
TSP	Increase in discount rate	0.1 per cent	(40,337)
	Decrease in discount rate	0.1 per cent	40,971
PSSP	Increase in discount rate	0.1 per cent	(10,834)
	Decrease in discount rate	0.1 per cent	12,188

			(Increase) Decrease
		Rate Change	in Pension Asset
SHEPP	Increase in discount rate	1.0 per cent	(916,179)
	Decrease in discount rate	1.0 per cent	1,132,259

Government of Saskatchewan Public Accounts 2024-25	75

Summary Financial Statements

Public Debt	Schedule 9
As at March 31, 2025
(thousands of dollars)

	2025			2024
		Government			Government
		Business			Business
		Enterprise			Enterprise
	General	Specific		General	Specific
	Debt[1] [2]	Debt	Total	Debt[1] [2]	Debt	Total
Government Service Organization Debt
General Revenue Fund
Operating	7,463,811	—	7,463,811	7,463,811	—	7,463,811
Saskatchewan Capital Plan[3]	14,021,817	—	14,021,817	11,491,080	—	11,491,080
Boards of Education	107,843	—	107,843	118,510	—	118,510
Innovation Saskatchewan	51,402	—	51,402	52,155	—	52,155
Saskatchewan Health Authority	41,513	—	41,513	46,745	—	46,745
Global Transportation Hub Authority	18,000	—	18,000	19,000	—	19,000
Other	7,193	—	7,193	12,439	—	12,439

Government Service Organization Debt	21,711,579	—	21,711,579	19,203,740	—	19,203,740

Government Business Enterprise Debt[4]
Saskatchewan Power Corporation	750,000	8,639,104	9,389,104	750,000	7,905,079	8,655,079
SaskEnergy Incorporated	75,000	1,967,855	2,042,855	75,000	1,930,383	2,005,383
Saskatchewan Telecommunications
Holding Corporation	50,000	1,893,973	1,943,973	50,000	1,739,758	1,789,758
Municipal Financing Corporation of Saskatchewan	100,000	259,209	359,209	100,000	244,209	344,209
Saskatchewan Water Corporation	—	111,414	111,414	—	111,805	111,805
Lotteries and Gaming Saskatchewan Corporation	—	48,254	48,254	—	77,059	77,059

Government Business Enterprise Debt	975,000	12,919,809	13,894,809	975,000	12,008,293	12,983,293

Gross debt[5] [6]	22,686,579	12,919,809	35,606,388	20,178,740	12,008,293	32,187,033
Government of Saskatchewan securities held as investments[1]	(480,171)	(222,734)	(702,905)	(464,136)	(205,174)	(669,310)
Accumulated foreign exchange remeasurement[7]	318,441	—	318,441	91,401	—	91,401

Public Debt	22,524,849	12,697,075	35,221,924	19,806,005	11,803,119	31,609,124

[1]

General debt, presented on the Statement of Financial Position, is net of Government of Saskatchewan securities held as investments, consisting of $344 million in sinking fund investments (2024 - $307 million), $75 million in portfolio investments (2024 - $157 million) and $61 million in cash and cash equivalents (2024 - nil). Government business enterprise (GBE) specific debt is presented on a gross basis in schedule 3.

[2]	General debt includes $9 million (2024 - $11 million) secured primarily by assets with a carrying value of $36 million (2024 - $54 million).
[3]	General Revenue Fund - Saskatchewan Capital Plan consists of amounts borrowed by the General Revenue Fund to finance investment in capital assets as presented in the Saskatchewan Provincial Budget.
[4]

GBE debt includes both general debt and GBE specific debt. General debt of GBEs represents amounts transferred from the General Revenue Fund and recorded as loans receivable (schedule 2). GBE specific debt represents debt issued by, or specifically on behalf of, GBEs.

Schedule 3 provides information on GBEs as presented in their audited financial statements closest to March 31, 2025. The gross debt reported above is $106 million higher (2024 - $103 million higher) than the gross debt reported on schedule 3, mainly to conform to Canadian public sector accounting standards and for transactions occurring from the audited financial statements to March 31, 2025.

[5]

The average effective interest rate on gross debt is 3.5 per cent (2024 - 3.3 per cent) and includes the impact of foreign exchange and the amortization of any premiums or discounts associated with the debentures. The average term to maturity of gross debt is 13.9 years (2024 - 14.5 years).

76	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Public Debt (continued)	Schedule 9

[6]	The payment schedule for gross debt is as follows:

	2025	2024
Year of Maturity
Short-term promissory notes	1,278,571	1,417,810
2024-25	—	1,369,588
2025-26	1,494,469	1,446,739
2026-27	1,617,249	1,618,130
2027-28	2,284,430	2,284,974
2028-29	1,725,253	1,725,988
2029-30	1,735,863	—
6-10 years	8,054,319	5,894,471
Thereafter	17,416,234	16,429,333

Gross debt [a]	35,606,388	32,187,033

[a]

Gross debt includes Canada Pension Plan debentures of $554 million (2024 - $554 million). These debentures are callable in whole or in part before maturity, at the option of the Minister of Finance of Saskatchewan.

[7]

Debt denominated in foreign currencies has been remeasured by $318 million (2024 - $91 million) using the exchange rates in effect at March 31, 2025. The current year unrealized loss of $227 million (2024 - loss of $7 million) is presented on the Statement of Accumulated Remeasurement Gains and Losses.

Government of Saskatchewan Public Accounts 2024-25	77

Summary Financial Statements

Obligations Under Long-Term Financing Arrangements	Schedule 10
As at March 31, 2025
(thousands of dollars)

	Contract End	Discount
	Date	Rate	2025	2024
Regina Bypass	October 2049	5.30%	605,187	616,895
Elementary Schools	June 2047	4.70%	203,913	208,980
Saskatchewan Hospital North Battleford	May 2048	4.75%	174,197	178,232
Swift Current Long-Term Care Facility	April 2046	5.44%	82,889	84,935
Regina General Hospital Parkade	November 2054	5.65%	12,865	10,301

Total Obligations Under Long-Term Financing Arrangements			1,079,051	1,099,343

The payment schedule for public private partnership (P3) financing is as follows:

	2025			2024
	Obligation[1]	Future Operation, Maintenance & Life Cycle Rehabilitation[2]	Total	Total
2024-25	—	—	—	127,016
2025-26	78,734	27,742	106,476	106,313
2026-27	78,734	30,307	109,041	109,252
2027-28	78,734	34,030	112,764	113,471
2028-29	78,734	40,755	119,489	121,480
2029-30	78,734	41,686	120,420	—
Thereafter	1,483,406	921,682	2,405,088	2,518,670

	1,877,076	1,096,202	2,973,278	3,096,202
Less interest costs	(798,025)	—	(798,025)	(852,168)

Total	1,079,051	1,096,202	2,175,253	2,244,034

[1]	Represents the liability recorded for the capital portion of the project.
[2]

Represents the contractual obligation for operation, maintenance and life cycle rehabilitation payments for the duration of the contract (note 7). Total future payments for these contractual obligations, by project, are as follows:

	2025	2024
Regina Bypass	647,889	664,093
Elementary Schools	222,525	228,676
Saskatchewan Hospital North Battleford	133,072	132,920
Swift Current Long-Term Care Facility	65,593	67,598
Regina General Hospital Parkade	27,123	27,370

Total	1,096,202	1,120,657

78	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Other Liabilities	Schedule 11
As at March 31, 2025
(thousands of dollars)

	2025	2024
Funds held on behalf of others[1]	113,878	109,647
Unamortized debt-related costs[2]	112,379	121,743
Capital leases[3]	31,947	35,746
Other	44,392	46,388

Total Other Liabilities	302,596	313,524

[1]	Includes $29 million (2024 - $38 million) for government business enterprises.
[2]	Net change is reported in operating activities on the Statement of Cash Flow in net change in non-cash operating activities (schedule 18).
[3]	The payment schedule for capital leases is as follows:

	2025	2024
2024-25	—	10,837
2025-26	10,304	9,342
2026-27	9,087	8,120
2027-28	8,089	7,317
2028-29	7,453	6,720
2029-30	6,853	—
Thereafter	12,993	19,291

	54,779	61,627
Less interest and executory costs	(22,832)	(25,881)

Capital Leases[a]	31,947	35,746

[a]	Capital leases bear interest at rates up to 12.4 per cent (2024 - up to 10.5 per cent) and have expiry dates up to 7.6 years (2024 - up to 8.6 years).

Government of Saskatchewan Public Accounts 2024-25	79

Summary Financial Statements

Tangible Capital Assets	Schedule 12
As at March 31, 2025
(thousands of dollars)

	2025					2024
	Land,	Roads,		Office
	Buildings &	Bridges &	Transportation	Equipment &
	Improve-	Water	& Operating	Information
	ments	Management	Equipment	Technology	Total	Total
Estimated useful life (in years)	2 - indefinite	5-100	2-40	2-25
Opening Net Book Value of Tangible Capital Assets	5,649,014	6,044,257	615,047	569,596	12,877,914	12,635,018
Opening cost	11,088,071	9,737,514	1,971,724	1,402,256	24,199,565	23,475,625
Adjustments[1]	(28,230)	(1,266)	25,999	3,497	—	(320,339)
Acquisitions	807,265	469,450	191,089	163,020	1,630,824	1,282,380
Write-downs	(8,001)	(954)	(2,983)	(2,072)	(14,010)	(13,088)
Disposals	(38,507)	(84,732)	(31,620)	(27,611)	(182,470)	(225,013)

Closing Cost [2] [3]	11,820,598	10,120,012	2,154,209	1,539,090	25,633,909	24,199,565

Opening accumulated amortization	5,439,057	3,693,257	1,356,677	832,660	11,321,651	10,840,607
Adjustments[1]	41,322	1,001	(42,078)	(245)	—	(24,785)
Annual amortization	263,879	289,878	106,755	68,558	729,070	713,100
Write-downs	(4,909)	—	(2,707)	(2,072)	(9,688)	(9,827)
Disposals	(22,614)	(84,675)	(26,724)	(27,605)	(161,618)	(197,444)

Closing Accumulated Amortization	5,716,735	3,899,461	1,391,923	871,296	11,879,415	11,321,651

Closing Net Book Value of Tangible Capital Assets[4]	6,103,863	6,220,551	762,286	667,794	13,754,494	12,877,914

Tangible capital assets (TCAs) exclude capital assets recognized by government business enterprises (schedule 3).

[1]	Adjustments related to reclassifications between categories (2024 - primarily for an adjustment for the adoption of PS 3160 and reclassifications between categories).
[2]	Includes work in progress of $1.70 billion (2024 - $948 million).
[3]	Includes the government’s $30 million (2024 - $30 million) share in the North Central Shared Facility partnership.
[4]	Includes TCAs acquired under public private partnerships (P3 TCAs); TCAs with asset retirement obligations (ARO TCAs); and leased TCAs. These are as follows:

	2025					2024
	Land,	Roads,		Office
	Buildings &	Bridges &	Transportation	Equipment &
	Improve-	Water	& Operating	Information
	ments	Management	Equipment	Technology	Total	Total
						(Restated)
P3 TCAs
Closing cost	909,507	1,371,509	—	—	2,281,016	2,235,485
Closing accumulated amortization	131,457	111,192	—	—	242,649	199,295

Closing Net Book Value (see footnote 1)	778,050	1,260,317	—	—	2,038,367	2,036,190

ARO TCAs
Closing cost	2,401,517	457	1,616	—	2,403,590	2,407,147
Closing accumulated amortization	2,007,164	445	1,318	—	2,008,927	1,977,060

Closing Net Book Value	394,353	12	298	—	394,663	430,087

Leased TCAs
Closing cost	42,459	—	21,599	6,599	70,657	110,472
Closing accumulated amortization	27,673	—	14,504	4,336	46,513	82,525

Closing Net Book Value	14,786	—	7,095	2,263	24,144	27,947

80	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Inventories Held for Consumption	Schedule 13
As at March 31, 2025
(thousands of dollars)

	2025	2024
Highway and road maintenance	128,428	120,458
Health supplies and vaccines	69,790	76,351
Other[1]	63,287	62,989

Total Inventories Held for Consumption	261,505	259,798

[1]	Mainly includes parts and supplies related to the maintenance of buildings and equipment.

Government of Saskatchewan Public Accounts 2024-25	81

Summary Financial Statements

Revenue	Schedule 14
For the Year Ended March 31, 2025
(thousands of dollars)

	2025		2024
	Budget	Actual	Actual
Own-Source
Taxation
Personal income	3,295,300	3,349,463	3,303,775
Provincial sales	3,196,400	3,139,561	2,894,320
Corporation income	1,209,000	1,439,549	2,507,176
Property	805,000	807,772	795,477
Fuel	521,300	497,029	475,340
Other[1]	696,300	689,583	675,426

Total Taxation	9,723,300	9,922,957	10,651,514

Non-Renewable Resources
Oil and natural gas	1,061,900	1,151,637	981,147
Potash	796,400	604,095	754,903
Resource surcharge	551,100	529,503	516,854
Other[2]	276,900	288,422	196,247

Total Non-Renewable Resources[3]	2,686,300	2,573,657	2,449,151

Net Income from Government Business Enterprises
(schedule 3)	657,000	784,591	901,423

Other Own-Source
Fees[4]	1,270,300	1,435,895	1,507,697
Insurance	487,200	555,572	498,138
Investment	307,400	370,502	268,370
Output-Based Performance Standards	351,300	362,817	458,916
Transfers from other governments	70,600	81,651	84,675
Miscellaneous[5]	528,800	976,050	539,408

Total Other Own-Source	3,015,600	3,782,487	3,357,204

Total Own-Source	16,082,200	17,063,692	17,359,292

Transfers from the Federal Government
Canada Health Transfer	1,564,700	1,563,639	1,469,624
Canada Social Transfer	508,000	508,014	488,141
Other[6]	1,707,000	1,720,640	1,675,988

Total Transfers from the Federal Government	3,779,700	3,792,293	3,633,753

Total Revenue	19,861,900	20,855,985	20,993,045

[1]

Includes $231 million (2024 - $216 million) for insurance premiums taxation; $177 million (2024 - $161 million) for corporation capital taxation; $122 million (2024 - $145 million) for tobacco taxation; and $103 million (2024 - $100 million) for liquor consumption taxation.

[2]	Includes $60 million (2024 - $77 million) for mineral disposition public offerings.
[3]	Includes taxes of $638 million (2024 - $764 million).
[4]

Includes $345 million (2024 - $356 million) for health care; $241 million (2024 - $203 million) for education; $218 million (2024 - $287 million) for motor vehicle licensing; $126 million (2024 - $111 million) for subsidized housing rental; and $89 million (2024 - $92 million) for real property sales and leases.

[5]

Includes $400 million (2024 - nil) for tobacco litigation proceeds; $70 million (2024 - $71 million) for lottery profits; $54 million (2024 - $63 million) for donations; and $15 million (2024 - $16 million) for reversals of prior year expenses.

[6]

Includes $476 million (2024 - $425 million) for crop insurance; $316 million (2024 - $231 million) for early learning and child care; $196 million (2024 - $228 million) for infrastructure; $163 million (2024 - $231 million) for agricultural income stability; $111 million (2024 - $126 million) for improving health care; $83 million (2024 - $37 million) for housing; and $66 million (2024 - $80 million) for labour market initiatives.

82	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Expense by Object	Schedule 15
For the Year Ended March 31, 2025
(thousands of dollars)

	2025	2024
Salaries and benefits	8,460,246	8,189,634
Transfers[1]	6,194,889	5,838,127
Operating costs	4,538,470	5,162,609
Financing charges (schedule 16 )	950,540	839,596
Amortization of tangible capital assets (schedule 12 )	729,070	713,100
Other	231,634	67,774

Total Expense	21,104,849	20,810,840

[1]	Includes capital transfers of $429 million (2024 - $516 million).

Financing Charges	Schedule 16
For the Year Ended March 31, 2025
(thousands of dollars)

	2025	2024
Interest costs
General debt[1] [2]	699,053	596,787
Pension liabilities (note 5 )	181,829	175,437
Obligations under long-term financing arrangements	54,971	56,734
Other costs	14,687	10,638

Total Financing Charges	950,540	839,596

[1]

Interest on general debt is presented net of $472 million (2024 - $426 million) in interest reimbursed by government business enterprises for debt borrowed by the General Revenue Fund specifically on their behalf.

[2]	Interest on general debt includes $15 million (2024 - $17 million) in costs associated with Government of Saskatchewan securities held as investments.

Government of Saskatchewan Public Accounts 2024-25	83

Summary Financial Statements

Segmented Reporting

For the Year Ended March 31, 2025

(thousands of dollars)

	Health		Education		Social Services and Assistance		Agriculture
	2025	2024	2025	2024	2025	2024	2025	2024
Revenue
Taxation	—	—	123,194	123,716	—	—	—	—
Non-renewable resources	—	—	—	—	—	—	—	—
Net income from government business enterprises (schedule 3 )	—	—	—	—	—	—	—	—
Revenue from government entities	24,350	16,863	—	—	—	—	9,746	36,440
Other own-source	452,463	469,656	417,684	378,920	138,798	120,378	517,051	481,645
Transfers from the federal government	1,707	2,189	37,792	26,940	83,112	37,082	600,879	621,856

Total Revenue (schedule 14 )	478,520	488,708	578,670	529,576	221,910	157,460	1,127,676	1,139,941

Expense
Salaries and benefits[3]	4,354,724	4,204,913	2,528,835	2,512,564	207,914	192,293	77,655	66,947
Transfers	1,890,397	1,754,336	1,038,966	914,122	1,362,209	1,269,306	402,017	505,016
Operating costs	1,576,885	1,542,592	676,500	673,183	215,041	206,719	1,277,178	1,925,862
Financing charges[3] (schedule 16 )	—	—	—	—	—	—	—	—
Amortization of tangible capital assets (schedule 12 )	179,740	172,301	135,492	133,118	13,181	13,066	4,079	4,135
Other	7,800	21,206	11,523	23,024	13,165	8,143	1,643	1,907

Total expense by segment	8,009,546	7,695,348	4,391,316	4,256,011	1,811,510	1,689,527	1,762,572	2,503,867
Eliminations[2]	—	(18,597)	(16,563)	(12,685)	(4,422)	(4,422)	—	—

Total Expense[3] (schedule 15 )	8,009,546	7,676,751	4,374,753	4,243,326	1,807,088	1,685,105	1,762,572	2,503,867

The segments are based on the major functional groupings of activities, or themes, used in the Statement of Operations, which reflects the accountability and reporting framework set out by the government in the Saskatchewan Provincial Budget. Schedule 19 identifies the entities included in each theme.

[1]

Other includes the general government, economic development and environment and natural resources segments. Revenue of the general government segment includes all public monies paid into the General Revenue Fund as well as net income from government business enterprises, which are used to support activities across all segments.

[2]	Represents eliminations for inter-entity transactions that occur across segments.
[3]	Includes a total of $745 million (2024 - $871 million) for pension expense as follows:

	Health		Education		Other		Total
	2025	2024	2025	2024	2025	2024	2025	2024
Salaries and benefits	226,476	222,214	219,982	333,832	116,246	139,147	562,704	695,193
Financing charges (schedule 16 )	—	—	—	—	181,829	175,437	181,829	175,437

Total pension expense (note 5 )	226,476	222,214	219,982	333,832	298,075	314,584	744,533	870,630

84	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Schedule 17

Protection of Persons and Property		Community Development		Transportation		Other[1]		Eliminations[2]		Total
2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024

—	—	5,753	5,034	—	—	9,794,010	10,522,764	—	—	9,922,957	10,651,514
—	—	—	—	—	—	2,573,657	2,449,151	—	—	2,573,657	2,449,151
—	—	—	—	—	—	784,591	901,423	—	—	784,591	901,423
2,249	3,006	—	—	—	—	21,488	46,415	(57,833)	(102,724)	—	—
99,520	102,701	109,142	105,134	4,124	1,760	2,028,373	1,697,010	15,332	—	3,782,487	3,357,204

5,351	4,852	1,289	1,486	—	—	3,062,163	2,939,348	—	—	3,792,293	3,633,753

107,120	110,559	116,184	111,654	4,124	1,760	18,264,282	18,556,111	(42,501)	(102,724)	20,855,985	20,993,045

481,377	433,436	38,186	35,487	88,612	81,838	682,943	662,156	—	—	8,460,246	8,189,634
342,007	319,316	740,713	788,821	130,433	109,558	315,234	193,976	(27,087)	(16,324)	6,194,889	5,838,127
305,720	289,678	39,544	35,222	201,158	186,579	249,863	326,451	(3,419)	(23,677)	4,538,470	5,162,609
—	—	—	—	—	—	962,535	881,120	(11,995)	(41,524)	950,540	839,596
33,872	29,452	9,380	16,995	280,774	270,431	72,552	73,602	—	—	729,070	713,100
3,739	6,173	616	300	936	1,749	192,212	7,535	—	(2,263)	231,634	67,774

1,166,715	1,078,055	828,439	876,825	701,913	650,155	2,475,339	2,144,840	(42,501)	(83,788)	21,104,849	20,810,840
—	(4,363)	—	(1,690)	(1,734)	(507)	(19,782)	(41,524)	42,501	83,788	—	—

1,166,715	1,073,692	828,439	875,135	700,179	649,648	2,455,557	2,103,316	—	—	21,104,849	20,810,840

Government of Saskatchewan Public Accounts 2024-25	85

Summary Financial Statements

Supplemental Cash Flow Information	Schedule 18
For the Year Ended March 31, 2025
(thousands of dollars)

	2025	2024
Other Non-Cash Items Included in the Operating (Deficit) Surplus
Amortization of tangible capital assets (schedule 12 )	729,070	713,100
Write-downs of tangible capital assets (schedule 12 )	4,322	3,261
Net (gain) loss on disposal of tangible capital assets	(3,343)	1,678
Net increase to provisions for loss on accounts receivable and loans receivable	18,663	43,861
Net gain on portfolio investments[1]	(17,079)	(6,707)
Earnings retained in sinking funds (schedule 4 )	(64,096)	(29,179)

Total Other Non-Cash Items Included in the Operating (Deficit) Surplus	667,537	726,014

Net Change in Non-Cash Operating Activities
Decrease (increase) in accounts receivable	141,639	(1,003,550)
Decrease in other financial assets	941	113
Increase in accounts payable and accrued liabilities	212,486	728,655
(Decrease) increase in unearned revenue	(4,898)	90,654
Decrease in pension liabilities	(165,576)	(9,957)
Decrease in unamortized debt-related costs	(9,364)	(103,676)
(Increase) decrease in inventories held for consumption	(1,707)	18,360
Decrease (increase) in prepaid expenses	10,782	(4,520)

Net Change in Non-Cash Operating Activities	184,303	(283,921)

[1]	Includes $15 million (2024 - $12 million) net gain on sale of investments that have been reclassified from accumulated remeasurement gains.

Other Supplemental Information

	2025	2024
Cash interest paid during the year	711,117	720,641
Cash interest received during the year	229,964	182,548

86	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Government Reporting Entity	Schedule 19
For the Year Ended March 31, 2025

The government reporting entity consists of public sector entities (entities) classified as government service organizations, government business enterprises and partnerships. The listing below reports the entities under these classifications segregated by segments which are based on functional groupings of activities, or themes.

Government Service Organizations (Consolidated) and Partnerships (Proportionately Consolidated)

Agriculture

Agricultural Credit Corporation of Saskatchewan

Crop Reinsurance Fund of Saskatchewan

Ministry of Agriculture

Prairie Agricultural Machinery Institute

Prairie Diagnostic Services Inc. (partnership - organization under shared control) 1a

Saskatchewan Agricultural Stabilization Fund

Saskatchewan Crop Insurance Corporation

Community Development

Community Initiatives Fund

Government House Foundation 4a

Ministry of Education 2b

Ministry of Government Relations 2a

Ministry of Parks, Culture and Sport 2a

Northern Municipal Trust Account 1d

Provincial Archives of Saskatchewan

Provincial Capital Commission

Saskatchewan Arts Board

Saskatchewan Centre of the Arts Fund

Saskatchewan Heritage Foundation

Saskatchewan Lotteries Trust Fund for Sport, Culture and Recreation

Saskatchewan Snowmobile Fund

Western Development Museum Fund

Economic Development 3

Creative Saskatchewan

CIC Asset Management Inc. 2a

Global Transportation Hub Authority

Innovation Saskatchewan

Ministry of Energy and Resources

Ministry of Environment 2b

Ministry of Finance 2b

Ministry of Immigration and Career Training 2b

Ministry of SaskBuilds and Procurement 2b

Ministry of Trade and Export Development

Saskatchewan Health Research Foundation

Saskatchewan Indigenous Investment Finance Corporation

Saskatchewan Research Council

SaskBuilds Corporation

Tourism Saskatchewan

Education

Battlefords First Nations Joint Board of Education (partnership - organization under shared control) 1c

Boards of Education 1c

Chinook School Division No. 211

Christ the Teacher Roman Catholic Separate School Division No. 212

Conseil des écoles fransaskoises no. 310

Creighton School Division No. 111

Good Spirit School Division No. 204

Holy Family Roman Catholic Separate School Division No. 140

Holy Trinity Roman Catholic Separate School Division No. 22

Horizon School Division No. 205

Ile-a-la Crosse School Division No. 112

Light of Christ Roman Catholic Separate School Division No. 16

Living Sky School Division No. 202

Lloydminster Roman Catholic Separate School Division No. 89

Lloydminster School Division No. 99

North East School Division No. 200

Northern Lights School Division No. 113

Northwest School Division No. 203

Prairie South School Division No. 210

Prairie Spirit School Division No. 206

Prairie Valley School Division No. 208

Prince Albert Roman Catholic Separate School Division No. 6

Regina Roman Catholic Separate School Division No. 81

Regina School Division No. 4

Saskatchewan Rivers School Division No. 119

Saskatoon School Division No. 13

South East Cornerstone School Division No. 209

St. Paul’s Roman Catholic Separate School Division No. 20

Sun West School Division No. 207

Ministry of Advanced Education

Ministry of Education 2a

Ministry of Immigration and Career Training 2a

North Central Shared Facility (partnership - 72.9 per cent interest in assets and 69.7 per cent interest in operations under shared control)1c

Regional Colleges 1b

Carlton Trail College

Great Plains College

North West College

Northlands College

Southeast College

Suncrest College

Saskatchewan Apprenticeship and Trade Certification

Commission 1b

Saskatchewan Distance Learning Corporation 1c

Saskatchewan Polytechnic 1b

Government of Saskatchewan Public Accounts 2024-25	87

Summary Financial Statements

Government Reporting Entity (continued)	Schedule 19

Education (continued)

Saskatchewan Professional Teachers Regulatory Board 1c

Saskatchewan Student Aid Fund

Training Completions Fund

Environment and Natural Resources 3

Commercial Revolving Fund

CIC Asset Management Inc. 2b

Fish and Wildlife Development Fund

Forest Management Funds

Carrier Forest Management Trust Fund

Crown Agricultural Land Forest Fund

Dunkley Forest Renewal Trust

Island Forests Management Fund

L&M Forest Management Trust Fund

Meadow Lake OSB Forest Management Trust Fund

Mee-Toos Forest Management Fund Trust

Mistik Forest Management Trust

North Central Trust Fund

Park Land Forests Management Fund

Sakaw Forest Renewal Trust Fund

Weyerhaeuser Forest Renewal Trust Fund

Impacted Sites Fund

Institutional Control Monitoring and Maintenance Fund

Institutional Control Unforeseen Events Fund

Ministry of Environment 2a

Ministry of Highways 2b

Ministry of Parks, Culture and Sport 2b

Oil and Gas Orphan Fund

Operator Certification Board

Saskatchewan Technology Fund

Water Security Agency

General Government 3

Century Plaza Condominium Corporation

Crown Investments Corporation of Saskatchewan (separate)

Extended Health Care Plan for Certain Other Employees 1d

Extended Health Care Plan for Certain Other Retired Employees 1d

King’s Printer Revolving Fund

Legislative Assembly and its Officers 2a

Ministry of Finance 2a

Ministry of Government Relations 2b

Ministry of Highways 2b

Ministry of Justice and Attorney General 2b

Ministry of Parks, Culture and Sport 2b

Ministry of SaskBuilds and Procurement 2a

Office of Executive Council

Public Employees Benefits Agency Revolving Fund

Public Employees Dental Fund 1d

Public Employees Disability Income Fund 1d

Public Employees Group Life Insurance Fund 1d

Public Service Commission

School Division Tax Loss Compensation Fund

Health

eHealth Saskatchewan

Health Quality Council

Health Sector Affiliates

All Nations’ Healing Hospital Inc.

Bethany Pioneer Village Inc.

Circle Drive Special Care Home Inc.

Cupar and District Nursing Home Inc.

Duck Lake and District Nursing Home Inc.

Foyer St. Joseph Nursing Home Inc.

Jubilee Residences Inc.

Lakeview Pioneer Lodge Inc.

Lumsden & District Heritage Home Inc.

Lutheran Sunset Home of Saskatoon

Mennonite Nursing Homes Incorporated

Mont St. Joseph Home Inc.

Oliver Lodge

Providence Place for Holistic Health Inc.

Radville Marian Health Centre Inc.

Raymore Community Health and Social Centre

Salvation Army - William Booth Special Care Home

Santa Maria Senior Citizens Home Inc.

Saskatoon Convalescent Home

Sherbrooke Community Society Inc.

Société Joseph Breton Inc.

Spruce Manor Special Care Home Incorporated

St. Ann’s Senior Citizens Village Corporation

St. Anthony’s Hospital

St. Joseph’s Hospital (Grey Nuns) of Gravelbourg

St. Joseph’s Hospital of Estevan

St. Joseph’s Integrated Health Centre of Macklin Inc.

St. Paul Lutheran Home of Melville

St. Peter’s Hospital, Melville

Strasbourg and District Health Centre Corp.

Sunnyside Adventist Care Centre

The Border-Line Housing Company (1975) Inc.

The Qu’Appelle Diocesan Housing Company

The Regina Lutheran Housing Corporation 4b

Ukrainian Sisters of St. Joseph of Saskatoon

Warman Mennonite Special Care Home Inc.

Health Shared Services Saskatchewan

Ministry of Health

Saskatchewan Association of Health Organizations Inc.

Saskatchewan Cancer Agency

Saskatchewan Health Authority

Saskatchewan Healthcare Recruitment Agency

Saskatchewan Impaired Driver Treatment Centre Board of Governors

88	Government of Saskatchewan Public Accounts 2024-25

Summary Financial Statements

Government Reporting Entity (continued)	Schedule 19

Protection of Persons and Property

Correctional Facilities Industries Revolving Fund

Criminal Property Forfeiture Fund

Financial and Consumer Affairs Authority of Saskatchewan

Firearms Secretariat

Integrated Justice Services 4c

Law Reform Commission of Saskatchewan

Legislative Assembly and its Officers 2b

Ministry of Corrections, Policing and Public Safety

Ministry of Government Relations 2b

Ministry of Justice and Attorney General 2a

Ministry of Labour Relations and Workplace Safety

Saskatchewan Public Safety Agency

Victims’ Fund

Social Services and Assistance

Ministry of Government Relations 2b

Ministry of Parks, Culture and Sport 2b

Ministry of Social Services

Saskatchewan Housing Corporation 1d

Saskatchewan Legal Aid Commission

Transportation

Ministry of Government Relations 2b

Ministry of Highways 2a

Transportation Partnerships Fund

Government Business Enterprises (Modified Equity)

Utility 3

Saskatchewan Power Corporation

Saskatchewan Telecommunications Holding Corporation

Saskatchewan Water Corporation

SaskEnergy Incorporated

Insurance & Financing 3

Municipal Financing Corporation of Saskatchewan 1d

Saskatchewan Auto Fund

Saskatchewan Government Insurance

Workers’ Compensation Board 1d

Liquor & Gaming 3

Liquor and Gaming Authority

Lotteries and Gaming Saskatchewan Corporation

[1]	The year-ends of certain entities differ from March 31, 2025: [a] April 30, 2024; [b] June 30, 2024; [c] August 31, 2024; [d] December 31, 2024.
[2]	Activities are allocated across more than one theme: [a] primary activity; [b] secondary activity.
[3]	Included in Other for segment disclosure (schedule 17).
[4]	During 2024-25 the following changes were made to the government reporting entity:
[a]	Entity wound up.

[b]	Entity’s operations wound up into the Saskatchewan Health Authority.

[c]	Ministry was wound up into the Ministry of Corrections, Policing and Public Safety and the Ministry of Justice and Attorney General.

Government of Saskatchewan Public Accounts 2024-25	89

Glossary of Terms

Glossary of Terms

Accumulated (Deficit) Surplus: A measure that represents a government’s net economic resources. It is the difference between total assets and liabilities and is comprised of all the past operating surpluses (deficits) and remeasurement gains (losses).

Accumulated Operating (Deficit) Surplus: The accumulation of all past operating surpluses or deficits plus any adjustments that were charged directly to the accumulated deficit.

Accumulated Remeasurement Gains and Losses: The unrealized gains and losses related to fair value measurement and foreign exchange that have accumulated prior to the settlement of financial instruments.

Amortization: A systematic process of allocating an amount to revenue or expense over a period of time. Capital assets are amortized to expense over their expected remaining economic life. Actuarial gains and losses, such as those experienced by pension plans, are also amortized.

Amortized Cost: The initial cost of a security adjusted for the cumulative amortization of any purchase premium or discount, less any principal repayments.

Asset Retirement Obligation: A legal obligation associated with the retirement of a tangible capital asset.

Canada Health Transfer: A federal transfer provided, on an equal per capita cash basis, to jurisdictions in support of health care.

Canada Social Transfer: A federal transfer provided, on an equal per capita cash basis, to jurisdictions in support of post-secondary education, social services and assistance, early childhood development, early learning and childcare.

Capital Asset: An asset with physical substance held by the government that has an economic life extending beyond one year, will be used on a continuing basis and is not for sale in the ordinary course of operations.

Capital Transfer: A grant provided to a third party, such as a university or municipality, to acquire or develop capital assets.

Consolidation: The method used to account for government service organizations (GSOs) in the Summary Financial Statements (SFS) in which the accounts of GSOs are adjusted to the basis of accounting described in note 1 of the SFS and combined with other GSOs and partnerships. Inter-entity balances and transactions are eliminated.

Contaminated site: A site at which substances occur in concentrations that exceed the maximum acceptable amounts under an environmental standard.

Contingency: A possible right to economic resources, or an obligation that may result in future sacrifice of economic benefits, arising from existing conditions or situations involving uncertainty.

Contractual Obligation: An obligation to others that will become a liability in the future when the terms of contracts or agreements are met.

Contractual Right: A right to economic resources that will result in both an asset and revenue in the future when the terms of contracts or agreements are met.

Debenture: A certificate of indebtedness where the issuer promises to pay interest and repay principal by a maturity date. It is usually unsecured, meaning there are no liens or pledges on any specific assets.

Debt: An obligation incurred through the issuance of debt instruments. Terms used when describing debt include:

Gross debt is borrowings through the issuance of debt instruments such as promissory notes and debentures.

Public debt is gross debt net of the government’s own securities held as investments and adjusted for the accumulated impact of translating debt issued in foreign currencies to Canadian dollars.

General debt is public debt net of loans to Crown corporations for GBE specific debt.

Government business enterprise (GBE) specific debt is debt issued by GBEs or debt issued by the General Revenue Fund (GRF) specifically on behalf of a GBE where the government expects to realize the receivable from the GBE and settle the external debt simultaneously.

90	Government of Saskatchewan Public Accounts 2024-25

Glossary of Terms

Guaranteed debt is a specific type of contingent liability, representing the debt of others that the government has agreed to repay if others default.

Derivative: A contract in which the value is based on the performance of an underlying financial asset, index or other investment. It does not require an initial investment and is settled at a future date.

Financial Asset: An asset that can be used to discharge existing liabilities or finance future operations and is not for consumption in the normal course of operations.

Financial Instrument: Any contract that gives rise to a financial asset of one party and a financial liability or equity instrument of another party.

Financing Charges: Costs associated with general debt, pension liabilities, obligations under long-term financing arrangements such as public private partnerships, and capital lease obligations. Financing charges include interest, foreign exchange gains and losses, discounts, fees and commissions.

Fixed Rate: An interest rate that remains fixed either for an entire term or part of a term.

Floating Rate: An interest rate that changes on a periodic basis.

General Revenue Fund (GRF): The primary operational account for the government through which all provincial monies under the direct authority of the Legislative Assembly are collected and disbursed.

Government Business Enterprise (GBE): An entity that is controlled by the government, is self-sufficient and has the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as its principal activity. GBEs are recorded in the SFS using the modified equity method.

Government Reporting Entity: A set of entities that are either controlled by the government (government service organizations and government business enterprises) or subject to shared control (partnerships). Trusts administered by the government are excluded from the government reporting entity.

Government Service Organization (GSO): An entity that is controlled by the government, except those designated as GBEs. GSOs are consolidated in the SFS.

Gross Domestic Product (GDP): The standard measure of the overall size of an economy, the value of all goods and services produced during a given period.

Hedge: A strategy to minimize the risk of loss on an asset (or liability) from market fluctuations such as interest rate or foreign exchange rate changes. This is accomplished by entering into offsetting commitments with the expectation that a future change in the value of the hedging instrument will offset the change in the value of the asset (or liability).

Modified Equity: The method used to account for GBEs in the SFS. The government’s investment, which is originally recorded at cost, is adjusted annually to include the net earnings (losses) and other net equity changes of the GBE.

Net Debt: A measure that represents the future revenue required to fund past transactions or events. It is the difference between liabilities and financial assets.

Net Realizable Value: The selling price of an asset less any costs incurred to make the sale.

Non-Financial Asset: An asset that will be used up when providing future services and is not normally used to discharge existing liabilities.

Operating Surplus (Deficit): A measure that represents the overall change in financial position for the period being reported on, excluding remeasurement gains and losses. It is the amount by which revenue exceeds expense (expense exceeds revenue) for a fiscal period.

Other Comprehensive Income (Loss) (OCI): OCI includes certain unrealized gains and losses of GBEs that are excluded from the deficit or surplus but recognized as a change in net debt and accumulated remeasurement gains and losses during the period.

Government of Saskatchewan Public Accounts 2024-25	91

Glossary of Terms

Partnership: A contractual arrangement between the government and one or more partners outside the government reporting entity where the partners share, on an equitable basis, the risks and benefits of the arrangement. Partnerships are proportionately consolidated in the SFS.

Pension Liability: An actuarial estimate of discounted future payments to be made to retirees under the government’s pension plans, net of plan assets.

Performance Obligation: Enforceable promises to provide specific goods or services to a specific payor.

Premium/Discount: The amount by which the selling price of a security is greater or less than its par or face value.

Present Value: The current value of one or more future cash payments, determined by discounting the future cash payments using interest rates.

Proportionate Consolidation: The method used to account for partnerships in the SFS in which the accounts of partnerships are adjusted to the basis of accounting described in note 1 of the SFS and the government’s proportionate share is combined with other GSOs and partnerships. Inter-entity balances and transactions are eliminated.

Public Private Partnership (P3): A long-term contractual arrangement between the government and a private sector contractor to deliver public infrastructure. Under such contractual arrangements, a private contractor: provides some or all of the financing for the project; designs and builds the project, often providing operations and maintenance for the project; and receives payments over an extended period of time. The liabilities arising from P3 arrangements are classified in the SFS as obligations under long-term financing arrangements.

Realized gain (loss): A gain (loss) realized when a financial instrument is settled at a price higher (lower) than its book value plus selling costs.

Related Party: A related party exists when one party has the ability to exercise control or shared control over the other. Two or more parties are related when they are subject to common control or shared control. Related parties also include key management personnel, their close family members and organizations controlled by, or under shared control of, any of these individuals.

Remeasurement gain (loss): A change in the reported value of a financial instrument due to fair value measurement or change in exchange rates. This change is not realized in the operating surplus or deficit until a financial instrument is settled.

Remediation: The improvement of a contaminated site to prevent, minimize or mitigate damage to human health or the environment.

Restructuring Transaction: A transfer of an integrated set of assets and/or liabilities, together with related program or operating responsibilities without consideration based primarily on the fair value of the individual assets and liabilities transferred.

Segment: A distinguishable activity or group of activities of the government for which it is appropriate to separately report financial information to help users of the SFS identify the resources allocated to support the major activities of the government.

Sinking fund investment: An investment held for the repayment of debt.

Subsidiary: An organization that is wholly-owned or controlled by another organization.

Summary Financial Statements (SFS): The statements prepared to account for the full nature and extent of the financial activities of the government.

Transfer: A transfer of money from a government to an individual, an organization or another government for which the government making the transfer does not: receive any goods or services directly in return, as would occur in a purchase/sale transaction; expect to be repaid, as would be expected in a loan; or expect a financial return, as would be expected in an investment.

92	Government of Saskatchewan Public Accounts 2024-25